Exhibit 10.3

Execution Copy

CANOPY USA, LLC

and

CANOPY GROWTH CORPORATION

and

ACREAGE HOLDINGS, INC.

ARRANGEMENT AGREEMENT

October 24, 2022

Schedule A:	Plan of Arrangement
Schedule B:	Resolution
Schedule C:	Form of Voting Support Agreement
Schedule D:	USCo2 Constating Document Amendments

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of the 24th day of October, 2022

BETWEEN:

Canopy USA, LLC, a limited liability company formed under the laws of the State of Delaware;

(the “Purchaser”)

- and -

Canopy Growth Corporation, a corporation existing under the laws of Canada;

(“Canopy”)

- and -

Acreage Holdings, Inc., a company existing under the laws of the Province of British Columbia;

(the “Company”).

WHEREAS the Company and Canopy are parties to an arrangement agreement dated April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020 (the “Existing Agreement”);

AND WHEREAS in connection with the Existing Agreement, the Company and Canopy implemented the Existing Arrangement (as defined herein) on September 23, 2020 pursuant to which, among other things, (i) the Company altered its authorized share structure to create the Company Fixed Shares, the Company Fixed Multiple Shares and the Company Floating Shares (as each such term is defined herein); (ii) Canopy acquired the Canopy Call Option (as defined herein); and (iii) Canopy acquired the Floating Call Option (as defined herein);

AND WHEREAS Canopy proposes to effect the Canopy Capital Reorganization (as defined herein) and, in connection therewith, each of CBG and Greenstar (each as defined herein) has executed a voting support agreement (the “CBG Support Agreement”) dated as of the date hereof in favour of Canopy pursuant to which each has agreed to vote its Canopy Shares (as defined herein) in favour of the resolution approving the Canopy Capital Reorganization;

AND WHEREAS the Purchaser intends to enter into a Share Purchase Agreement (as defined herein) with a third-party investor party pursuant to which the investor will subscribe for Class A Shares (as defined in the Purchaser Operating Agreement (as defined herein));

AND WHEREAS subject to the exchange of all Canopy Shares held by CBG (as defined herein) and Greenstar (as defined herein) into the Exchangeable Canopy Shares (as defined herein), Canopy shall exercise the Canopy Call Option;

AND WHEREAS Canopy has determined that it will not exercise its rights under the Existing Arrangement to exercise the Floating Call Option;

AND WHEREAS the Purchaser proposes to acquire all of the issued and outstanding Company Floating Shares pursuant to the Arrangement (as defined herein), as provided in this Agreement;

AND WHEREAS the Company Board (as defined herein) and the Company Special Committee (as defined herein) have each unanimously determined that the Arrangement is fair to the Company Floating Shareholders (as defined herein) and that the Arrangement is in the best interests of the Company and the Company Board, following receipt of the unanimous recommendation of the Company Special Committee, has resolved, subject to the terms of this Agreement, to recommend that the Company Floating Shareholders vote in favour of the Resolution (as defined herein);

AND WHEREAS the Company, 11065220 Canada Inc., a wholly-owned subsidiary of the Company, and Canopy USA have entered into the Protection Agreement (as defined herein); and

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

Article 1

INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a third party other than the Purchaser: (i) that is entered into in accordance with Section 5.1(6)(d) hereof; (ii) that contains confidentiality and standstill restrictions that are no less restrictive than those set out in the Confidentiality Agreement, including, without limitation, a standstill provision that only permits the third party to, either alone or jointly with others, make an Acquisition Proposal to the Company Board that is not publicly announced; and (iii) allows and does not preclude or limit the ability of the Company to disclose such agreement or information relating to such agreement or the negotiations with or information furnished to the other party thereto to Canopy or the Purchaser and which does not otherwise conflict with any of the terms of this Agreement (including restricting the Company from complying with Article 5 hereof).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving the Company and/or one or more of its wholly-owned Subsidiaries, any: (a) offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser) after the date of this Agreement relating to: (i) any sale or disposition, direct or indirect, in a single transaction or a series of related transactions, of 20% or more of the issued and outstanding Company Floating Shares (or rights or interests in such voting or equity securities); (ii) any direct or indirect take-over bid, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of the Company Floating Shares (including securities convertible or exercisable or exchangeable for Company Floating Shares); (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries (except that this clause (iii) shall in no way preclude or restrict the Company from incorporating a Subsidiary which may be party to a merger under which such newly incorporated Subsidiary will acquire a corporation or a limited liability company in exchange for the issue by the Company of Company Floating Shares) if such acquisitions are otherwise permitted hereunder; or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (b) inquiry, expression or other indication of interest or offer to, or public announcement of or of an intention to do any of the foregoing; (c) modification or proposed modification of any such proposal, inquiry, expression or indication of interest, in each case excluding the Arrangement and the other transactions contemplated by this Agreement; or (d) any transaction or agreement which would reasonably be expected to materially impede or delay the completion of the Arrangement.

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this arrangement agreement, as the same may be amended, supplemented or restated.

“Alternate Consideration” has the meaning specified in Section 2.13.

“Amended Equity Incentive Plan” means the Company’s second amended and restated omnibus equity plan, last approved by the shareholders of the Company on September 16, 2020.

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement.

“Arrangement Regulatory Approvals” means:

(a)	the grant of the Interim Order and the Final Order; and

(b)

all required approvals from the stock exchanges on which the Canopy Shares are listed, for the listing of the Consideration Shares and any Canopy Shares issuable upon the exercise or vesting, as applicable, of Replacement Options, Replacement RSUs and Replacement Warrants.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person necessary to carry on its business as now being conducted.

“BCBCA” means the Business Corporations Act (British Columbia).

“Board Recommendation” has the meaning specified in Section 2.4(7)(d).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Vancouver, British Columbia.

“Canopy” has the meaning specified in the preamble.

“Canopy Call Option” means the option of Canopy embedded in the special rights and restrictions of the Company Fixed Shares to acquire the issued and outstanding Company Fixed Shares on the basis of 0.3048 of a Canopy Share per Company Fixed Share (following the automatic conversion of the Company Fixed Multiple Shares) and subject to adjustment on the terms and conditions set forth in the Existing Plan of Arrangement.

“Canopy Call Option Exercise Notice” means a notice in writing, substantially in the form attached as Exhibit C to the Existing Plan of Arrangement, delivered by Canopy to the Company (with a copy to the Depositary) stating that Canopy is exercising the Canopy Call Option.

“Canopy Capital Reorganization” means the reorganization of Canopy’s share capital to provide for: (i) the creation of an unlimited number of a new class of non-voting and non-participating exchangeable shares in the capital of Canopy (the “Exchangeable Canopy Shares”); and (ii) the restatement of the rights of the Canopy Shares to provide for a conversion feature whereby each Canopy Share may at any time, at the option of the holder, be converted into one Exchangeable Canopy Share.

“Canopy Change of Control” means any business consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction of or involving Canopy, or a sale or conveyance of all or substantially all of the assets of Canopy to any other body corporate, trust, partnership or other entity, but excluding, for greater certainty, any transactions involving Canopy and one or more of its Subsidiaries.

“Canopy Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances is or would reasonably be expected to be material and adverse to the business, results of operations, assets, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of Canopy and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)

any change in global, national or regional political conditions (including military action and the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, banking or capital markets;

(b)	general conditions in the industry or markets in which Canopy or its Subsidiaries operate;

(c)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(d)	any change in U.S. GAAP or interpretation of U.S. GAAP applicable to Canopy;

(e)	any outbreak or escalation of hostilities or war or acts of terrorism or any natural disaster or general outbreaks of illness (including COVID-19);

(f)

the failure by Canopy to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood that the cause underlying any such failure may be taken into account in determining whether a Canopy Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

(g)

the announcement or disclosure of this Agreement, including any drop in the market price of the Canopy Shares and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Canopy or its Subsidiaries with Canopy’s employees, customers, suppliers, partners and other Persons with which Canopy or any of its Subsidiaries has business relations;

(h)	compliance with this Agreement and any action taken (or omitted to be taken) by Canopy that is consented to by the Company expressly in writing;

(i)	any actions taken (or omitted to be taken) upon the written request of the Company; or

(j)

any change in the market price or trading volume of any securities of Canopy (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Canopy Material Adverse Effect has occurred), provided, however, that with respect to clauses (a) through to and including (f), such matter does not have a materially disproportionate effect on Canopy and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industry or markets in which Canopy and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Canopy Material Adverse Effect” has occurred.

“Canopy Public Disclosure Record” means (a) each of the following documents, in the form they were filed with the SEC and including any amendments thereto filed with the SEC: (i) Canopy’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022; (ii) those portions of Canopy’s 2021 Proxy Statement on Schedule 14A that are incorporated by reference into Canopy’s Annual Report for the fiscal year ended March 31, 2021; and (iii) Canopy’s Current Reports on Form 8-K (excluding any Current Reports or portions thereof that are furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any related exhibits) filed with the SEC after March 31, 2022; and (b) all documents and instruments filed by Canopy under Securities Laws on SEDAR from January 1, 2021, and prior to the date of this Agreement.

“Canopy Shares” means common shares in the capital of Canopy.

“CBG” means CBG Holdings LLC, a limited liability company existing under the Laws of the State of Delaware.

“CBG Support Agreement” has the meaning specified in the recitals hereof.

“Change in Recommendation” has the meaning specified in Section 7.2(1)(e)(i).

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to the Company Floating Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Common Membership Units” means the common membership units in the capital of High Street outstanding from time to time, other than common membership units held by Acreage Holdings America, Inc. and USCo2.

“Company” has the meaning specified in the recitals hereof.

“Company Board” means the board of directors of the Company as constituted from time to time.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser and Canopy with this Agreement.

“Company Data Room” means the electronic datasite described in Section 1.1 of the Company Disclosure Letter.

“Company Fixed Multiple Shares” means the Class F multiple voting shares of the Company, each entitling the holder thereof to 4,300 votes per share at shareholder meetings of the Company.

“Company Fixed Options” means the options to purchase Company Fixed Shares issued pursuant to and in accordance with the terms of the Amended Equity Incentive Plan.

“Company Fixed Share Acquisition” means the acquisition by Canopy of the issued and outstanding Company Fixed Shares following the exercise or deemed exercise of the Canopy Call Option, pursuant to and in accordance with the Existing Arrangement.

“Company Fixed Share Units” means the restricted share units, performance shares and performance units that may be settled by the Company in either cash or Company Fixed Shares issued pursuant to the Amended Equity Incentive Plan.

“Company Fixed Shareholder” means a registered or beneficial holder of one or more of the Company Fixed Shares and/or the Company Fixed Multiple Shares, as the context requires.

“Company Fixed Shares” means the Class E subordinate voting shares of the Company, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Fixed Warrants” means the warrants and the compensation options to purchase Company Fixed Shares issued by the Company.

“Company Floating Optionholder” means a holder of one or more Company Floating Options.

“Company Floating Options” means the options to purchase Company Floating Shares issued pursuant to and in accordance with the terms of the Amended Equity Incentive Plan.

“Company Floating Securities” means, collectively, Company Floating Shares, Company Floating Options, Company Floating Share Units and Company Floating Warrants.

“Company Floating Securityholders” means the Company Floating Shareholders, the Company Floating Optionholders, the Company Floating Share Unit Holders and the Company Floating Warrant Holders.

“Company Floating Share Unit Holders” means a holder of one or more Company Floating Share Units.

“Company Floating Share Units” means the restricted share units, performance shares and performance units that may be settled by the Company in either cash or Company Floating Shares issued pursuant to the Amended Equity Incentive Plan.

“Company Floating Shareholder” means a registered or beneficial holder of one or more of the Company Floating Shares, as the context requires.

“Company Floating Shares” means the Class D subordinate voting shares of the Company, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Floating Warrant Holders” means a holder of one or more Company Floating Warrants.

“Company Floating Warrants” means the warrants and the compensation options to purchase Company Floating Shares issued by the Company.

“Company Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances is or would reasonably be expected to be material and adverse to the business, results of operations, assets, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)

any change in global, national or regional political conditions (including military action and the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, banking or capital markets;

(b)	general conditions in the industry or markets in which the Company or its Subsidiaries operate;

(c)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(d)	any change in U.S. GAAP or interpretation of U.S. GAAP applicable to the Company;

(e)	any outbreak or escalation of hostilities or war or acts of terrorism or any natural disaster or general outbreaks of illness (including COVID-19);

(f)

the failure by the Company to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood that the cause underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

(g)

the announcement or disclosure of this Agreement, including any drop in the market price of the Company Fixed Shares or the Company Floating Shares and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or its Subsidiaries with the Company’s employees, customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has business relations;

(h)	compliance with this Agreement and any action taken (or omitted to be taken) by the Company that is consented to by Canopy expressly in writing;

(i)	any actions taken (or omitted to be taken) upon the written request of Canopy; or

(j)

any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Company Material Adverse Effect has occurred), provided, however, that with respect to clauses (a) through to and including (f), such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industry or markets in which the Company and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Company Material Adverse Effect” has occurred.

“Company Public Disclosure Record” means (a) each of the following documents, in the form they were filed with the SEC and including any amendments thereto filed with the SEC: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021; (ii) those portions of the Company’s 2021 Proxy Statement on Schedule 14A that are incorporated by reference into the Company’s Annual Report for the fiscal year ended December 31, 2021; and (iii) the Company’s Current Reports on Form 8-K (excluding any Current Reports or portions thereof that are furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any related exhibits) filed with the SEC after December 31, 2021; and (b) all documents and instruments filed by the Company under Securities Laws on SEDAR from January 1, 2021, and prior to the date of this Agreement.

“Company Special Committee” means the special committee of independent members of the Company Board formed in connection with the proposal to effect the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated as of March 19, 2019 between the Company and Canopy.

“Consent Agreement” means the Consent Agreement among CBG, Greenstar and Canopy dated as of the date hereof.

“Consideration Shares” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Constating Documents” means the notice of articles, articles, articles of incorporation, amalgamation, or continuation, as applicable, by-laws and all amendments to such articles or by-laws.

“Contract” means any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral) to which a Party or any of its respective Subsidiaries is a party or by which it or any of its respective Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Supreme Court of British Columbia.

“CSE” means Canadian Securities Exchange.

“Depositary” means Computershare Investor Services Inc., or any other depositary or trust company, bank or financial institution as the Purchaser and Canopy may appoint to act as depositary with the approval of the Company, acting reasonably, for the purpose of, among other things, exchanging certificates representing Company Floating Shares for Consideration Shares in connection with the Arrangement.

“Dissent Rights” means the rights of each Company Floating Shareholder to dissent in respect of the Resolution with respect to the Company Floating Shares held by such Company Floating Shareholder pursuant to and in the manner set forth in Section 238 of the BCBCA, as modified by the Interim Order and the Plan of Arrangement.

“Dissenting Company Floating Shareholder” means a registered holder of Company Floating Shares who has properly exercised its Dissent Rights in respect of the Resolution in accordance with Section 4.1 of the Plan of Arrangement and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Floating Shares.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval system.

“Effective Date” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Effective Time” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Exchange Ratio” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Exchange Ratio Adjustment Event” has the meaning specified in Section 2.12.

“Exchangeable Canopy Shares” has the meaning specified in the definition of “Canopy Capital Reorganization.”

“Exercise Outside Date” means March 31, 2023 or such later date as may be agreed to in writing by the Parties.

“Existing Agreement” has the meaning specified in the recitals hereto.

“Existing Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Existing Agreement, which became effective on September 23, 2020.

“Existing Plan of Arrangement” means the plan of arrangement set out in the Existing Agreement implemented on September 23, 2020 under Section 288 of the BCBCA involving the Company and Canopy.

“Fairness Opinions” means the opinions of each of the Financial Advisors to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the number of Consideration Shares per Company Floating Share to be received by the Company Floating Shareholders (other than the Purchaser, Canopy and/or their respective affiliates) pursuant to the Arrangement is fair, from a financial point of view, to the Company Floating Shareholders (other than the Purchaser, Canopy and/or their respective affiliates).

“Final Order” means the final order of the Court approving the Arrangement under Section 291 of the BCBCA, in a form acceptable to the Company, the Purchaser and Canopy, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of the Company, the Purchaser and Canopy, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company, the Purchaser and Canopy, each acting reasonably) on appeal.

“Financial Advisors” means Canaccord Genuity Corp. and Eight Capital, the financial advisors to the Company in connection with the Arrangement.

“Floating Call Option” means the option of Canopy embedded in the special rights and restrictions of the Company Floating Shares to acquire each Company Floating Share, on the terms and conditions set forth in the Existing Plan of Arrangement.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange.

“Greenstar” means Greenstar Canada Investment Limited Partnership, a limited partnership existing under the Laws of the Province of British Columbia.

“High Street” means High Street Capital Partners, LLC.

“High Street Holder” means any holder of Common Membership Units or vested Profit Interests.

“High Street Operating Agreement” means the Third Amended and Restated Operating Agreement of High Street, d/b/a Acreage Holdings LLC, a Delaware limited liability company, dated November 14, 2018, by and among High Street and the members signatory thereto, as amended on May 10, 2019, June 27, 2019 and September 23, 2020, and as may be further amended, supplemented or restated from time to time.

“High Street Units” means Common Membership Units and Profit Interests.

“Interim Order” means the interim order of the Court, to be issued following the application therefor contemplated by Section 2.2, after being informed of the intention of the Parties to rely upon the exemption from registration under U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act with respect to the Issued Securities issued pursuant to the Arrangement in a form acceptable to the Company, the Purchaser and Canopy, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Company, the Purchaser and Canopy, each acting reasonably.

“Interim Period” means the period commencing on the date of this Agreement and ending immediately prior to the Effective Time.

“Issued Securities” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Key Subsidiaries” means High Street, Acreage Holdings WC, Inc. and Acreage Holdings America, Inc.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, official guidance, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Locked-up Shareholders” means all of the directors and certain senior officers of the Company that have executed a Voting Support Agreement.

“material fact” has the meaning specified in the Securities Act (Ontario).

“Meeting” means the special meeting of Company Floating Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Resolution.

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Shareholders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Nasdaq” means the Nasdaq Global Select Stock Market.

“Outside Date” means Acquisition Closing Outside Date (as such term is defined in the Existing Arrangement).

“Parties” means the Company, the Purchaser and Canopy and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form attached as Schedule A hereto, subject to any amendments or variations to such plan made in accordance with Section 9.1 hereof, or made at the direction of the Court in the Final Order with the prior written consent of the Company, Canopy and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning specified in Section 4.3.

“Profit Interests” means the Class C-1 units in the capital of High Street outstanding from time to time.

“Protection Agreement” means the protection agreement entered into among Canopy, 11065220 Canada Inc. and the Purchaser dated as of the date hereof.

“Purchaser” has the meaning specified in the recitals hereof.

“Purchaser Expense Reimbursement” means $2 million.

“Purchaser Operating Agreement” means the operating agreement of the Purchaser dated September 1, 2022, between the Purchaser and the member named thereto, as may be amended, supplemented or restated from time to time.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective.

“Replacement Option” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Replacement RSU” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Replacement Warrant” has the meaning specified in Section 1.1 of the Plan of Arrangement.

“Representatives” means a Party’s directors, officers, employees and advisors.

“Required Shareholder Approval” has the meaning specified in Section 2.2(1)(b).

“Resolution” means the special resolution of the Company Floating Shareholders approving the Arrangement to be considered at the Meeting pursuant to the Interim Order, substantially in the form of Schedule B hereto, with such amendments or variations as the Court may direct in the Interim Order with the consent of the Company, the Purchaser and Canopy, each acting reasonably.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance” means the earliest to occur of (a) confirmation from the SEC that the Circular is not to be reviewed by the SEC, (b) if the Company has not otherwise been informed by the SEC that the SEC intends to review the Circular, the eleventh calendar day immediately following the date of filing of the Circular with the SEC and (c) if the Company receives comments from the SEC with respect to the Circular, confirmation from the SEC that it has no further comments on the Circular.

“Securities Authority” means all applicable securities regulatory authorities, including the applicable securities commissions or similar regulatory authorities in each of the provinces of Canada.

“Securities Laws” means the Securities Act (Ontario) and any other applicable Canadian provincial securities Laws.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Share Purchase Agreement” means the share purchase agreement to be entered into between the Purchaser and a third-party investor party, pursuant to which the investor will subscribe for 1,000,000 Class A Shares (as defined in the Purchaser Operating Agreement) in the capital of the Purchaser.

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement and includes, for greater certainty, the Key Subsidiaries, whether or not the Key Subsidiaries meet the definition of “Subsidiary” specified in National Instrument 45-106 – Prospectus Exemptions.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a third party or parties, made after the date of this Agreement, to acquire not less than all of the outstanding Company Floating Shares that:

(a)	complies with Securities Laws and did not result from or involve a breach of this Agreement or any other agreement between the Person making the Acquisition Proposal and the Company;

(b)

is reasonably capable of being completed without undue delay relative to the Arrangement, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal;

(c)

is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required consideration will be available to effect payment in full for all of the Company Floating Shares and the Termination Fee;

(d)

is not from a “related party” (as defined under MI 61-101) of the Company or any “associate” (as defined under Securities Laws), affiliate or Person acting jointly and in concert with a “related party” of the Company;

(e)	is not subject to any due diligence or access condition;

(f)

in respect of which the Company Board determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to the Company Floating Shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Company Floating Shareholders, taken as a whole, from a financial point of view, than the Arrangement (after taking into account any adjustment to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.1(7)(f));

(g)

the terms of such Acquisition Proposal provide that the Person making such Superior Proposal shall pay the Termination Fee to the Purchaser or otherwise provide the Company the cash equal to the Termination Fee, by way of either (x) a subscription for Company Floating Shares at a price per Company Floating Share no less than the trading price of the Company Floating Shares at the time of such payment, or (y) a non-recourse payment pursuant to which the Company shall have no repayment obligation, such amount to be advanced or provided on or before the date such Termination Fee becomes payable.

“Superior Proposal Notice” has the meaning specified in Section 5.1(7)(c).

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity (excluding stock exchange fees and charges), whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Termination Fee” has the meaning specified in Section 9.2(1).

“Termination Fee Event” has the meaning specified in Section 9.2(2).

“Triggering Event Date” means the date federal laws in the United States are amended to permit the general cultivation, distribution and possession of marijuana (as defined in 21 U.S.C 802) or to remove the regulation of such activities from the federal laws of the United States.

“Triggering Event Notice” means a notice in writing, substantially in the form attached as Exhibit D to the Existing Plan of Arrangement, delivered by the Company to Canopy (with a copy to the Depositary) stating that the Triggering Event Date has occurred and specifying a Business Day (to be not less than 61 days and not more than 90 days following the date such Triggering Event Notice is delivered to Canopy) on which the closing of the Company Fixed Share Acquisition is to occur, subject to the satisfaction or waiver of the closing conditions set forth in the Existing Agreement.

“TSX” means the Toronto Stock Exchange.

“United States” and “U.S.” each mean the United States of America, its territories and possessions, any State of the United States and the District of Colombia.

“USCo2” means Acreage Holdings WC, Inc. a Subsidiary of the Company.

“USCo2 Class B Holders” means holders of USCo2 Class B Shares.

“USCo2 Class B Shares” means Class B non-voting common shares in the capital of USCo2 outstanding as of the date of this Agreement.

“USCo2 Constating Documents” means the constating documents of USCo2, as amended on November 6, 2018 and September 23, 2020, and as may be amended, supplemented or restated from time to time.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means generally accepted accounting principles in the United States for an entity that, in accordance with applicable corporate and securities Laws, prepares its financial statements in accordance with generally accepted accounting principles in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Voting Support Agreements” means, collectively, the voting support agreements dated the date hereof between the Purchaser, Canopy and each of the Locked-up Shareholders, substantially in the form attached as Schedule C hereto, setting forth the terms and conditions upon which the Locked-up Shareholders have agreed, among other things, to vote their Company Floating Shares in favour of the Arrangement.

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)

Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Arrangement Agreement.

(6)

Accounting Terms. All accounting terms are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with U.S. GAAP.

(7)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(8)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(9)	Time References. References to time are to local time, Toronto, Ontario, unless otherwise indicated.

(10)

Subsidiaries. To the extent any covenants or agreements herein relate, directly or indirectly, to a Subsidiary of a Party, each such provision shall be construed as a covenant by the Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(11)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company after due and diligent inquiry. Where any representation or warranty is expressly qualified by reference to the knowledge of Canopy, it is deemed to refer to the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer of Canopy after due and diligent inquiry.

Section 1.3 Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Article 2

THE ARRANGEMENT

Section 2.1 The Arrangement and Effective Date.

(1)

The Company, the Purchaser and Canopy agree that the Arrangement shall be implemented in accordance with, and subject to the terms and conditions of, this Agreement and the Plan of Arrangement. From and after the Effective Time, the Company, the Purchaser and Canopy shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Plan of Arrangement. The Effective Date shall occur on the date upon which the Company and the Purchaser agree in writing as the Effective Date, following the satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 6 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date) or, in the absence of such agreement, three Business Days following the satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 6 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date). The Arrangement shall be effective at the Effective Time on the Effective Date.

(2)

The closing of the Arrangement will take place on the Effective Date remotely by electronic exchange of documents, or at such other time on the Effective Date or such other place as may be agreed to by the Parties.

Section 2.2 Interim Order.

(1)

As soon as reasonably practicable after the Circular is submitted to the SEC for review the Company shall apply in a manner reasonably acceptable to the Purchaser and Canopy pursuant to Section 291(1)(b) of the BCBCA and, in cooperation with the Purchaser and Canopy, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting (which shall be the Company Floating Shareholders) and for the manner in which such notice is to be provided;

(b) that the required level of approval (the “Required Shareholder Approval”) for the Resolution shall be not less than (i) 66 2/3% of the votes cast on the Resolution by the Company Floating Shareholders present in person or represented by proxy and entitled to vote at the Meeting; and (ii) a simple majority of the votes cast on the Resolution by such Company Floating Shareholders, excluding the votes cast by “related parties” and “interested parties” as defined under MI 61-101;

(c) that the terms, restrictions and conditions of the Company’s Constating Documents relating to the holding of a meeting of Company Floating Shareholders, including quorum requirements and all other matters, shall, unless varied by the Interim Order, apply in respect of the Meeting;

(d) for the grant of the Dissent Rights to Company Floating Shareholders in accordance with the BCBCA;

(e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f) that the Meeting may be held in-person, virtually or in any other manner permitted by applicable Law and the Constating Documents of the Company;

(g) that the Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(h) confirmation of the record date for the purposes of determining the Company Floating Shareholders entitled to notice of and to vote at the Meeting in accordance with the Interim Order;

(i) that the record date for the Company Floating Shareholders entitled to notice of and to vote at the Meeting will not change in respect of any adjournment(s) of the Meeting, unless required by Securities Laws; and

(j) for such other matters as Canopy or the Company may reasonably require, subject to obtaining the prior consent of such other Party, such consent not to be unreasonably withheld or delayed.

(2)

In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Issued Securities to be issued to the respective Company securityholders pursuant to the Arrangement based and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to the Company Floating Securityholders to whom Issued Securities will be issued pursuant to the Arrangement (such Company Floating Securities, the “U.S. Subject Securities”), following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3 The Meeting.

The Company shall:

(a) duly take all lawful action to call, give notice of, convene and conduct the Meeting in accordance with the Interim Order, the Company’s Constating Documents and applicable Law, including the policies of the CSE, and use commercially reasonable efforts to schedule the Meeting as promptly as practicable and, in any event but subject to compliance by the Purchaser and Canopy with their respective obligations in Section 2.4, on or before March 15, 2023 (or such later date as may be agreed to by the Parties in writing or required as a result of a delay by the Purchaser or Canopy in providing the information required pursuant to Section 2.4(8)) and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser or Canopy, except:

(i)	in the case of an adjournment, as required for quorum purposes (in which case the Meeting shall be adjourned and not cancelled); or

(ii)	as otherwise permitted under this Agreement.

(b) use commercially reasonable efforts to solicit proxies in favour of the approval of the Resolution and against any resolution submitted by any Person that is inconsistent with or seeks (without Canopy’s consent) to hinder or delay the Arrangement and the completion of the transactions contemplated by this Agreement, including, at the Company’s discretion or if so requested by Canopy, acting reasonably, and at Canopy’s sole expense, using the services of dealers and proxy solicitation services, consulting with Canopy in the selection and retainer of any such proxy solicitation agent and reasonably considering Canopy’s recommendation with respect to any such agent, and (i) permit the Purchaser and Canopy to assist and participate in all meetings (whether conducted telephonically or otherwise) with such proxy solicitation agent, (ii) provide Canopy with all information distributions or updates from the proxy solicitation agent, (iii) consult with, and consider any suggestions from, Canopy with regards to the proxy solicitation agent, and (iv) consult with Canopy and keep Canopy apprised, with respect to such solicitation and other actions;

(c) provide Canopy with copies of documents, or access to information regarding, the Meeting generated by any transfer agent, dealer or proxy solicitation services firm retained by the Company, as reasonably requested in writing from time to time by Canopy;

(d) consult with Canopy in fixing the record date for the Meeting and the date of the Meeting, give notice to the Purchaser and Canopy of the Meeting and allow the representatives and legal counsel of the Purchaser and Canopy to attend the Meeting;

(e) promptly advise Canopy, at such times as Canopy may reasonably request in writing and at least on a daily basis on each of the last ten Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Resolution;

(f) promptly advise Canopy of any written communication from any Person in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and provide Canopy with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person;

(g) not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of Canopy;

(h) not change the record date for the Company Floating Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting, unless required by Law or with the consent of Canopy; and

(i) at the reasonable written request of Canopy from time to time, provide Canopy with a list (in either written or electronic form) of (i) the registered Company Floating Shareholders, together with their addresses and respective holdings of Company Floating Shares, (ii) the names, addresses and holdings of all Persons on the registers of the Company having rights issued by the Company to acquire Company Floating Shares (including holders of Company Floating Options, Company Floating Warrants and Company Floating Share Units), and (iii) participants and book-based nominee registrants such as CDS & Co., and non-objecting beneficial owners of Company Floating Shares, together with their addresses and respective holdings of Company Floating Shares.

Section 2.4 The Circular.

(1)

The Company shall promptly prepare and complete, in consultation with Canopy, the Circular together with any other documents required by applicable Law in connection with the Meeting and the Arrangement, and the Company shall as promptly as reasonably practicable after the date of this Agreement, but in any event no later than November 30, 2022, file the Circular with the SEC, and, as promptly as reasonably practicable, and in any event on or before the second Business Day after the later of (i) obtaining SEC Clearance of the Circular; and (ii) the date of the Interim Order, cause the Circular and such other documents to be filed and sent to each Company Floating Shareholder and other Person as required by the Interim Order and applicable Law.

(2)

The Company shall ensure that the Circular complies in all material respects with the Interim Order, applicable Law and the rules and regulations promulgated by the SEC, does not contain any Misrepresentation (except with respect to: (i) any information with respect to the Purchaser or Canopy that is furnished in writing by or on behalf of the Purchaser or Canopy, as applicable, and is included in the Circular; and (ii) any information with respect to the Purchaser or Canopy that is required to be included in the Circular but is not furnished in writing for inclusion in the Circular by Canopy or the Purchaser following the written request for such information from Canopy or the Purchaser, as applicable) and provides the Company Floating Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

(3)

The Company shall not be responsible for any information regarding the Purchaser or Canopy in the Circular provided in writing by the Purchaser or Canopy, as applicable, for inclusion therein, or information regarding the Purchaser or Canopy required to be included in the Circular but not furnished in writing for inclusion in the Circular by Canopy or the Purchaser following the written request for such information from Canopy or the Purchaser, as applicable. Canopy shall indemnify and save harmless each of the Company, the Company’s Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them as a result of or arising from any Misrepresentation or alleged Misrepresentation: (i) contained in any such information regarding the Purchaser or Canopy, included in the Circular that was provided by the Purchaser or Canopy, as applicable, in writing specifically for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding by any Governmental Entity; or (ii) constituted by the failure of the Purchaser or Canopy to furnish in writing for inclusion in the Circular information regarding the Purchaser or Canopy required to be included in the Circular following the written request for such information from Canopy or the Purchaser, as applicable; to the extent based on such Misrepresentation or any alleged Misrepresentation.

(4)

The Company shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Circular. The Company will advise Canopy promptly after it receives any request by the SEC for amendment of the Circular or comments thereon and responses thereto or any request by the SEC for additional information in connection with the Circular, and the Company agrees to permit the Purchaser, Canopy and their respective outside counsel, to participate in all meetings and conferences with the SEC.

(5)

Prior to each of (i) filing the preliminary Circular with the SEC, (ii) responding to any comments of the SEC with respect to the Circular; and (iii) mailing the Circular (or any amendment or supplement thereto), the Company shall give the Purchaser, Canopy and their respective legal counsel a reasonable opportunity, and in any event not less than three Business Days (or two Business Days in respect of comments from the SEC), to review and comment on all drafts of the Circular and other related documents including submissions of the Company provided in response to any comments of the SEC with respect to the Circular, shall give reasonable consideration to any comments made by the Purchaser, Canopy and their respective counsel, and consider in good faith including in such document or response all comments reasonably and promptly proposed by the Purchaser or Canopy, as applicable, provided that any information describing the Purchaser, Canopy, the terms of the Arrangement and/or the Plan of Arrangement must be in a form and content satisfactory to Canopy, acting reasonably. The Company shall provide the Purchaser and Canopy with a final copy of the Circular prior to its mailing to the Company Floating Shareholders.

(6)

To the extent required by applicable Law, the Company shall, in consultation with the Purchaser, Canopy and their respective counsel, promptly file or furnish with the applicable Securities Authorities, CSE and SEC, and disseminate to each Company Floating Shareholder and other Person as required by the Interim Order and applicable Law, any supplement or amendment to the Circular if any event will occur which requires such action at any time prior to the Meeting.

(7)	Without limiting the generality of the foregoing, the Circular must include:

(a)	a copy of the Fairness Opinions;

(b)	a statement that the Company Special Committee and the Company Board have received the Fairness Opinions;

(c)	a statement that the Company Special Committee has unanimously determined, after receiving legal and financial advice:

(i)	that the Arrangement is fair to the Company Floating Shareholders;

(ii)	that the Arrangement and the entering into of this Agreement is in the best interests of the Company; and

(iii)	that the Company Special Committee recommends that the Company Floating Shareholders vote in favour of the Resolution and the rationale for that recommendation;

(d)

a statement (the “Board Recommendation”) that the Company Board has unanimously determined (with directors abstaining or recusing themselves as required by applicable Law), after receiving legal and financial advice:

(i)	that the Arrangement is fair to the Company Floating Shareholders;

(ii)	that the Arrangement and the entering into of this Agreement is in the best interests of the Company; and

(iii)

that the Company Board (with directors abstaining or recusing themselves as required) recommends that the Company Floating Shareholders vote in favour of the Resolution and the rationale for that recommendation, and

(e)

a statement that the Locked-up Shareholders have entered into Voting Support Agreements pursuant to which they have agreed, among other things, to vote all of their Company Floating Shares in favour of the Resolution and against any resolution submitted by any Company Floating Shareholder that is inconsistent therewith.

(8)

The Purchaser and Canopy shall as soon as reasonably practicable after the date hereof, and in any event within 15 days of the date hereof, provide the Company with all information regarding the Purchaser, Canopy, their respective affiliates and the Canopy Shares, including any pro forma financial statements, as is required by applicable Law or is reasonably requested by the Company in writing for inclusion in the Circular or in any amendments or supplements to such Circular, or any other related documents. The Purchaser and Canopy shall ensure that such information does not include any Misrepresentation concerning the Purchaser, Canopy, their respective affiliates and the Canopy Shares. The Company, the Purchaser and Canopy shall use their reasonable best efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required by Law to be included in the Circular, and to the identification in the Circular of each such advisor.

(9)

Each Party shall promptly notify the other Parties if it becomes aware that the Circular contains a Misrepresentation, or otherwise requires an amendment or supplement pursuant to applicable Law. The Parties shall, in a manner consistent with this Section 2.4, cooperate in the preparation of any such amendment or supplement as required or agreed between the Parties to be appropriate, and the Company shall, in a manner provided in the Interim Order, promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Floating Shareholders and, if required by the Court or by applicable Law, file the same with the SEC or any other Governmental Entity as required.

(10)

The Company shall promptly advise Canopy of any material communication (written or oral) received by the Company from the CSE, the SEC or any other Securities Authorities or Governmental Entity in connection with the Circular.

Section 2.5 Final Order.

Following approval of the Resolution at the Meeting, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than three Business Days after the Resolution has received the Required Shareholder Approval at the Meeting. If at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it will only do so after prior notice to Canopy, and affording Canopy a reasonable opportunity to consult with the Company regarding the same.

Section 2.6 Court Proceedings.

The Purchaser and Canopy shall cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information reasonably requested by the Company or required by applicable Law to be supplied by the Purchaser or Canopy in connection therewith as requested by the Company in writing. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a) diligently pursue, and cooperate with the Purchaser and Canopy in diligently pursuing, the Interim Order and the Final Order;

(b) provide legal counsel to the Purchaser and Canopy with a reasonable opportunity, and in any event not less than three Business Days, to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c) provide Canopy on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(e) not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the prior written consent of Canopy, such consent not to be unreasonably withheld, conditioned or delayed, provided that Canopy shall not be required to agree or consent to any increase in the consideration or other modification or amendment to such filed or served materials that expands or increases the obligations of the Purchaser or Canopy, or diminishes or limits the rights of the Purchaser or Canopy, set forth in any such filed or served materials or under this Agreement;

(f) oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to Canopy, and affording Canopy an opportunity to consult regarding same which is reasonable in the circumstances; and

(g) not object to legal counsel to the Purchaser or Canopy making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Purchaser or Canopy, as applicable, advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7 Other Securities.

The Parties acknowledge and agree that all Company Floating Options, Company Floating Share Units and Company Floating Warrants that are not exercised, whether conditionally or otherwise, prior to the Effective Time and that remain outstanding immediately prior to the Effective Time shall be treated in accordance with the provisions of the Plan of Arrangement and the Company, the Purchaser and Canopy shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

Section 2.8 Delivery of Consideration Shares by Canopy.

Canopy will, following receipt by the Depositary of a Canopy Call Option Exercise Notice or a Triggering Event Notice, as the case may be, and prior to the Effective Date, (i) deliver to the Depositary in escrow (the terms of such escrow to be satisfactory to the Parties, each acting reasonably) that number of Consideration Shares that holders of Company Floating Shares are entitled to receive under the Plan of Arrangement; (ii) reserve and authorize for issuance such number of additional Canopy Shares as shall be necessary to issue to High Street Holders and USCo2 Class B Holders upon the exchange or redemption of their High Street Units and USCo2 Class B Shares, respectively, in accordance with the terms thereof; and (iii) reserve and authorize for issuance such number of additional Canopy Shares as shall be necessary to issue to holders of Replacement Options, Replacement RSUs and Replacement Warrants issued by the Company or High Street upon exercise, exchange or conversion of any such Company Floating Securities.

Section 2.9 Dissenting Company Floating Shareholders.

The Company will give Canopy prompt notice of receipt of any written notice of any dissent or purported exercise by any Company Floating Shareholder of Dissent Rights, any withdrawal of such a notice, and any other instruments served pursuant to Dissent Rights and received by the Company. The Company shall not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Effective Time with respect to any such dissent, notice or instrument unless Canopy, acting reasonably, shall have given written consent.

Section 2.10 Withholding Taxes.

Subject to compliance with Section 5.3(b) of the Plan of Arrangement, the Depositary, the Purchaser, Canopy and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Company Floating Securityholder such amounts as the Purchaser, Canopy, the Depositary or the Company (as applicable) determines, acting reasonably, are required to be deducted and withheld therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent necessary, such deductions and withholdings may be effected by selling any Consideration Shares (or, to the extent applicable, any Alternate Consideration) to which any such Person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the Person entitled thereto as soon as reasonably practicable.

Section 2.11 U.S. Securities Law Matters.

The Parties agree that the Arrangement will be carried out with the intention that, assuming the Final Order is granted by the Court, all Issued Securities will be issued by Canopy in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and pursuant to exemptions from applicable securities Laws of any states of the United States. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Canopy’s compliance with other U.S. securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the Arrangement will be subject to the approval of the Court;

(b) pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Issued Securities pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(c) prior to the issuance of the Interim Order, the Company will file with the Court a copy of the proposed text of the Circular together with any other documents required by applicable Law in connection with the Meeting;

(d) the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the holders of U.S. Subject Securities;

(e) the Company will ensure that each Company Floating Shareholder and any other Person entitled to receive Issued Securities pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f) each Person entitled to receive Issued Securities pursuant to the Arrangement will be advised in the Circular that such Issued Securities issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by Canopy in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and pursuant to exemptions under applicable securities Laws of any state of the United States, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of Canopy;

(g) the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Issued Securities pursuant to the Arrangement;

(h) the Interim Order approving the Meeting will specify that each Person entitled to receive Issued Securities pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(i) holders of Company Floating Options entitled to receive Replacement Options, holders of Company Floating Warrants entitled to receive Replacement Warrants and holders of Company Floating Share Units entitled to receive Replacement RSUs pursuant to the Arrangement will be advised that the Replacement Options, the Replacement Warrants and the Replacement RSUs, issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued and exchanged by Canopy in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options, Replacement Warrants and the vesting of Replacement RSUs; therefore, the Canopy Shares issuable upon exercise of the Replacement Options or the Replacement Warrants and the vesting of the Replacement RSUs cannot be issued in the U.S. or to a Person in the U.S. in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Options, the Replacement Warrants and the Replacement RSUs may only be exercised and the underlying Canopy Shares issued pursuant to an effective registration statement under the U.S Securities Act or a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities Laws, if any;

(j) each holder of U.S. Subject Securities will be advised that with respect to Issued Securities issued to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of Canopy, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

(k) the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(l) the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of Canopy pursuant to the Plan of Arrangement.”

Section 2.12 Exchange Ratio Adjustment Event.

Notwithstanding any restriction or any other matter in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Canopy Shares shall have been changed into a different number of shares by reason of any reclassification, split, consolidation, stock dividend or distribution upon the issued and outstanding Canopy Shares, or Canopy shall make any rights offering to the holders of the issued and outstanding Canopy Shares, or similar event (each, an “Exchange Ratio Adjustment Event”), then the Exchange Ratio specified in the Plan of Arrangement shall be adjusted in such a manner and to such an extent so as to ensure that, under the Arrangement, Company Floating Shareholders receive the same economic proportionate ownership interest in Canopy following such Exchange Ratio Adjustment Event as they would otherwise have received under the Arrangement had such Exchange Ratio Adjustment Event not occurred, and the number of Canopy Shares to be issued to Company Floating Shareholders pursuant to the Arrangement shall be adjusted accordingly. For the purposes of this Section 2.12 the term “Canopy Shares” shall, following a Canopy Change of Control, be deemed to include any securities that are included in any Alternate Consideration.

Section 2.13 Canopy Change of Control Adjustment.

(1)

If a Canopy Change of Control occurs prior to the Effective Date, the Company shall, as of the effective time of such Canopy Change of Control, cause the High Street Operating Agreement and USCo2 Constating Documents to be amended so that, instead of receiving Canopy Shares (or any Alternate Consideration that a Company Floating Shareholder is otherwise entitled to receive pursuant to this Section 2.13 as a result of a prior Canopy Change of Control) in exchange for Company Floating Shares in accordance with the Plan of Arrangement, each Company Floating Shareholder shall instead be entitled to receive on the Effective Date, and shall accept, the number of shares or other securities or property (including cash) that such Company Floating Shareholder would have been entitled to receive on such Canopy Change of Control (the “Alternate Consideration”), if, at the effective time of such Canopy Change of Control, the Company Floating Shareholder had been the registered holder of that number of Canopy Shares which is equal to the number of Canopy Shares which it would otherwise have been entitled to receive in exchange for its Company Floating Shares pursuant to the Arrangement if the Effective Date and the steps referred to in Section 3.2 of the Plan of Arrangement had been completed effective immediately prior to the effective time of the Canopy Change of Control.

(2)

If, in connection with a Canopy Change of Control, a holder of a Canopy Share may elect a form of consideration (including, without limitation, shares, other securities, cash or other property) from multiple options made available to holders of Canopy Shares, then for purposes of this Section 2.13 (including, for the avoidance of doubt, the definition of “Alternate Consideration”) all Company Floating Shareholders shall be deemed to have elected to receive an equal percentage of each of the different types of consideration offered.

(3)

For the purposes of this Section 2.13, the term “Canopy Shares” shall, following the occurrence of a Canopy Change of Control, be deemed to include any securities that are included in any Alternate Consideration. For the avoidance of doubt, any adjustments pursuant to this Section 2.13 shall apply sequentially to each Canopy Change of Control that occurs during the Interim Period.

(4)

Upon the occurrence of each adjustment pursuant to this Section 2.13, Canopy shall promptly compute such adjustment in accordance with the terms hereof and provide the Depositary (with a copy to the Company) with a certificate setting forth such adjustment, including in detail the facts upon which such adjustment is based, and setting forth the Alternate Consideration that a Company Floating Shareholder will be entitled to receive for their Company Floating Shares pursuant to the Plan of Arrangement. The Company shall, upon the written request at any time of any Company Floating Shareholder, furnish or cause to be furnished to such Company Floating Shareholder a copy of such certificate.

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company.

The Company represents and warrants to and in favour of the Purchaser and Canopy as follows and acknowledges that the Purchaser and Canopy are relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. The Company is a company duly incorporated and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary. No proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, and no Company Board approvals have been given to commence any such proceedings.

(b)

Authority Relative to this Agreement. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement and (subject to obtaining the Required Shareholder Approval, the Interim Order, the Final Order and the Regulatory Approvals in the manner contemplated herein) to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company Board and, except for obtaining the Required Shareholder Approval, the approval of the CSE in respect of the Arrangement, the Interim Order and the Final Order in the manner contemplated herein, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement, other than, with respect to the Circular and other matters relating thereto and the approval of the Company Board. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are within the discretion of a court.

(c)

No Violation. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations hereunder or thereunder, nor compliance by the Company with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(i)	its Constating Documents

(ii)	any Authorization or Contract to which the Company is a party or to which it or any of its properties or assets are bound; or

(iii)	any Laws, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

except for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate have a Company Material Adverse Effect.

(d)

Governmental Approvals. The execution, delivery and performance by the Company of its obligations pursuant to this Agreement and the consummation by the Company of the Arrangement requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) as contemplated in this Agreement; (ii) the Interim Order and any approvals required by the Interim Order; (iii) the Final Order; (iv) compliance with any applicable Securities Laws, the U.S. Securities Act and the U.S. Exchange Act and stock exchange rules and regulations; and (v) any actions, filings or notifications the absence of which would not materially delay or prevent the completion of the Arrangement or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)	Capitalization.

(i)

The authorized share structure of the Company consists of an unlimited number of Company Fixed Shares, an unlimited number of Company Floating Shares and 117,600 Company Fixed Multiple Shares. As of October 21, 2022, there were issued and outstanding: (i) 79,046,738 Company Fixed Shares; (ii) 34,114,596 Company Floating Shares; and (iii) 117,600 Company Fixed Multiple Shares.

(ii)

As of October 21, 2022, there were an aggregate of up to: (A) 7,336,549 Company Fixed Shares issuable upon the exercise of outstanding Company Fixed Options; (B) 2,303,466 Company Floating Shares issuable upon the exercise of outstanding Company Floating Options; (C) 5,816,561 Company Fixed Shares issuable upon the exercise of outstanding Company Fixed Warrants; (D) 2,523,220 Company Floating Shares issuable upon the exercise of outstanding Company Floating Warrants; (E) 6,528,823 Company Fixed Shares issuable upon the vesting of outstanding Company Fixed Share Units; (F) 505,459 Company Floating Shares issuable upon the vesting of outstanding Company Floating Share Units; (G) 15,672,290 Company Fixed Shares reserved for issuance upon the redemption or exchange, as applicable of the Common Membership Units; (H) 6,716,695 Company Floating Shares reserved for issuance upon the redemption or exchange, as applicable of the Common Membership Units; (I) 217,144 Company Fixed Shares reserved for issuance upon the redemption or exchange, as applicable of the USCo2 Class B Shares; and (J) 93,062 Company Floating Shares reserved for issuance upon the redemption or exchange, as applicable of the USCo2 Class B Shares (such shares collectively, the “Reserved Shares”).

(iii)

Except as disclosed in the Company Disclosure Letter, other than the Company Fixed Options, Company Floating Options, Company Fixed Warrants, Company Floating Warrants, Company Fixed Share Units, Company Floating Share Units, Common Membership Units, Profit Interests, and USCo2 Class B Shares referred to immediately above (the “Company Outstanding Convertible Securities”), there are no securities, options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever to which the Company or any of its Subsidiaries is a party or by which any of the Company or its Subsidiaries is bound, obligating or which may obligate the Company or any of its Subsidiaries to issue, grant, deliver, extend, or enter into any shares of the Company or its Subsidiaries whatsoever.

(iv)

All outstanding Company Floating Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Company Floating Shares and Company Fixed Shares issuable upon the conversion or exercise, as applicable, of the Company Outstanding Convertible Securities in accordance with their respective terms were duly authorized and, upon issuance, were or will be validly issued as fully paid and non- assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Company have been issued in compliance with all applicable Laws and Securities Laws.

(v)

Apart from the outstanding Company Floating Shares, Company Fixed Shares and Company Fixed Multiple Shares, there are no other securities of the Company or of any of its Subsidiaries outstanding which have the right to vote generally, and apart from the Company Outstanding Convertible Securities there are no other securities of the Company or any of its Subsidiaries that are convertible into, exercisable to acquire or exchangeable for securities having the right to vote generally) with the holders of the outstanding Company

Floating Shares, Company Fixed Shares and Company Fixed Multiple Shares on any matter. There are no outstanding contractual or other obligations of the Company or any Subsidiary which are not securities of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of its Subsidiaries having the right to vote with the holders of the outstanding Company Floating Shares, Company Fixed Shares and Company Fixed Multiple Shares on any matters.

(f)

Company Public Disclosure Record. All documents and instruments comprising the Company Public Disclosure Record have been filed or furnished, as applicable, on a timely basis, with the applicable Securities Authorities and/or the SEC pursuant to Securities Laws and the U.S. Securities Act, as applicable and the rules and policies of the CSE, except where failure to do so would not have any Company Material Adverse Effect. Each of the documents and instruments comprising the Company Public Disclosure Record, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of Securities Laws and the U.S. Securities Act, as applicable, and the rules and policies of the CSE. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Company Public Disclosure Record did not contain any Misrepresentation. Except as disclosed in the Company Disclosure Letter, to the knowledge of the Company, the Company Public Disclosure Record (other than confidential treatment requests) is not the subject of ongoing review, comment or investigation by any Securities Authority, the SEC or the CSE. The Company has not filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.

(g)

No Disputes. As of October 24, 2022, there is no Dispute threatened or pending to challenge or enjoin the Arrangement and no governmental or regulatory authority has threatened or instituted or commenced any Dispute with respect to the matters contemplated by this Agreement or taken any actions or enacted any law, order, rule or regulation (including a final order of a court of competent jurisdiction) that has the effect of making the Arrangement illegal or otherwise preventing or prohibiting the consummation of the Arrangement. As of October 24, 2022, other than as disclosed by the Company pursuant to securities Laws on SEDAR or EDGAR, there is no investigation, dispute, or litigation commenced that would or be expected to have a Company Material Adverse Effect.

(h)	Fairness Opinions and Directors’ Approvals. As of the date hereof:

(i)

each of the Financial Advisors has delivered an oral opinion to the Company, Special Committee and the Company Board, as applicable, to the effect that as of the date thereof, subject to the assumptions and limitations set out therein, the consideration to be received by the Company Floating Shareholders under the Arrangement is fair from a financial point of view to the Company Floating Shareholders other than the Purchaser, Canopy and/or their respective affiliates; and

(ii)

the Company has been authorized by each Financial Advisor to include its Fairness Opinion and references thereto and a summary thereof in the Circular; and the Company Board has unanimously (with directors abstaining or recusing themselves as required by applicable Law) (A) determined that the Arrangement is in the best interests of the Company and is fair to the Company Floating Shareholders, (B) resolved to recommend to the Company Floating Shareholders that they vote in favour of the Resolution, and (C) approved: (i) the Arrangement pursuant to the Plan of Arrangement; and (ii) the execution and performance of this Agreement.

Section 3.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. The Purchaser is a limited liability company duly formed and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary. No proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Purchaser and no manager approvals have been given to commence any such proceedings. The Purchaser is treated as corporation for U.S. federal income tax purposes.

(b)	Capitalization.

(i)

The membership interests of the Purchaser are represented by shares designated as “class A shares”, “class B shares” and “exchangeable shares”. The authorized capital of the Purchaser consists of: (i) an unlimited number of class A shares, none of which are issued and outstanding as of October 23, 2022; (ii) an unlimited number of class B shares, 1 of which is issued and outstanding as of October 23, 2022 and held by EB Transaction Corp., a Subsidiary of Canopy; and (iii) an unlimited number of exchangeable shares, none of which are issued and outstanding as of October 23, 2022.

(ii)

As of October 23, 2022, there are no securities, options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever to which the Purchaser is a party or by which any of the Purchaser may be bound, obligating or which may obligate the Purchaser to issue, grant, deliver, extend, or enter into any such security, option, warrant, stock appreciation right, restricted stock unit, conversion privilege or other right, agreement, arrangement or commitment.

(c)

Authority Relative to this Agreement and Protection Agreement. The Purchaser has all necessary power, authority and capacity to enter into this Agreement, the Protection Agreement and all other agreements and instruments to be executed by the Purchaser as contemplated by this Agreement and the Protection Agreement, and, subject to obtaining the Interim Order, the Final Order and the Regulatory Approvals, to perform its obligations hereunder and under such agreements and instruments contemplated hereunder (including pursuant to the Plan of Arrangement) and thereunder. The execution and delivery of this Agreement and the Protection Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement and the Protection Agreement have been duly authorized by the managers of the Purchaser and no other proceedings on its part are necessary to authorize this Agreement, except for obtaining the Interim Order, the Final Order and the Regulatory Approvals, or the Protection Agreement. Each of this Agreement and the Protection Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are within the discretion of a court.

(d)

No Violation. Neither the authorization, execution and delivery of this Agreement, the Share Purchase Agreement or the Protection Agreement by the Purchaser nor the completion of the transactions contemplated by this Agreement, the Arrangement, the Share Purchase Agreement, or the Protection Agreement, nor the performance of its obligations hereunder or thereunder, nor compliance by the Purchaser with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(i)	its organizational or governing documents, including the Purchaser Operating Agreement;

(ii)	any Authorization or Contract to which the Purchaser is a party or to which it or any of its properties or assets are bound; or

(iii)	any Laws, regulation, order, judgment or decree applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets;

except for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate have a Canopy Material Adverse Effect.

(e)

Governmental Approvals. The execution, delivery and performance by the Purchaser of its obligations pursuant to this Agreement and the consummation by the Purchaser of the Arrangement and the other transactions contemplated herein requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) as contemplated in this Agreement; (ii) the Interim Order and any approvals required by the Interim Order; (iii) the Final Order; (iv) compliance with any applicable securities laws and stock exchange rules and regulations; and (v) any actions, filings or notifications the absence of which would not materially delay the completion of the Arrangement or reasonably be expected to have, individually or in the aggregate, a Canopy Material Adverse Effect.

Section 3.3 Representations and Warranties of Canopy.

Canopy represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)

Organization and Qualification. Canopy is a corporation duly incorporated and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. Canopy is duly qualified to do business and is good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary. No proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of Canopy and no board approvals have been given to commence any such proceedings.

(b)	Capitalization.

(i)	The authorized share capital of Canopy consists of an unlimited number of common shares. As of October 24, 2022, there were issued and outstanding 480,284,319 Canopy Shares; and

(ii)

As of October 24, 2022, there were an aggregate of up to 163,517,040 common shares issuable upon the conversion, exercise or exchange of all outstanding securities of Canopy which may be converted, exercised or exchanged for Canopy Shares (the “Canopy Outstanding Convertible Securities”).

(c)

Authority Relative to this Agreement, the Consent Agreement and the Protection Agreement. Canopy has all necessary corporate power, authority and capacity to enter into this Agreement, the Consent Agreement, the Protection Agreement and all other agreements and instruments to be executed by Canopy as contemplated by this Agreement, and, subject to obtaining the Interim Order, the Final Order and the Regulatory Approvals, to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement, the Consent Agreement and the Protection Agreement by Canopy and the performance by Canopy of its obligations under this Agreement, the Consent Agreement and the Protection Agreement have been duly authorized by the board of directors of Canopy and no other corporate proceedings on its part are necessary to authorize this Agreement, the Consent Agreement, the Protection Agreement or the Arrangement, except for obtaining the Interim Order, the Final Order and the Regulatory Approvals. Each of this Agreement, the Consent Agreement and the Protection Agreement has been duly executed and delivered by Canopy, and constitutes a legal, valid and binding obligation of Canopy, enforceable against Canopy in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are within the discretion of a court.

(d)

No Violation. Neither the authorization, execution and delivery of this Agreement by Canopy nor the completion of the transactions contemplated by this Agreement or the Arrangement nor the performance of its obligations hereunder or thereunder, nor compliance by Canopy with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(i)	its Constating Documents;

(ii)	any Authorization or Contract to which Canopy is a party or to which it or any of its properties or assets are bound; or

(iii)	any Laws, regulation, order, judgment or decree applicable to Canopy or any of its Subsidiaries or any of their respective properties or assets;

except for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate have a Canopy Material Adverse Effect.

(e)

Governmental Approvals. The execution, delivery and performance by Canopy of its obligations pursuant to this Agreement and the consummation by Canopy of the Arrangement requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) as contemplated in this Agreement; (ii) the Interim Order and any approvals required by the Interim Order; (iii) the Final Order; (iv) such filings and approvals for the issuance of the Consideration Shares as a result of the Arrangement and the issuance of Canopy Shares upon the exercise of Replacement Options, Replacement Warrants and the vesting of Replacement RSUs as are required under applicable securities laws and the rules and policies of the TSX and Nasdaq, or such other recognized stock exchange(s) on which the Canopy Shares may be listed; (v) compliance with any applicable securities laws and stock exchange rules and regulations; and (vi) any actions, filings or notifications the absence of which would not materially delay the completion of the Arrangement or reasonably be expected to have, individually or in the aggregate, a Canopy Material Adverse Effect.

(f)	Consideration Shares. The Consideration Shares will, when issued in accordance with the terms of the Arrangement, be duly authorized, validly issued, fully-paid and non-assessable Canopy Shares.

(g)

Replacement Securities. The Replacement Options, Replacement Warrants and Replacement RSUs will, when issued in accordance with the terms of the Arrangement, be duly authorized and validly issued. The Canopy Shares issuable upon the exercise of such Replacement Options, Replacement Warrants and the vesting of Replacement RSUs will, when issued, be duly authorized, validly issued, fully-paid and non-assessable Canopy Shares.

(h)

Canopy Public Disclosure Record. All documents and instruments comprising the Canopy Public Disclosure Record have been filed or furnished, as applicable, on a timely basis, with the applicable Securities Authorities and/or the SEC pursuant to Securities Laws, the U.S. Securities Act and the U.S. Exchange Act, as applicable and the rules and policies of the TSX and Nasdaq, except where failure to do so would not have any Canopy Material Adverse Effect. Each of the documents and instruments comprising the Canopy Public Disclosure Record, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of Securities Laws, the U.S. Securities Act and the U.S. Exchange Act, as applicable, and the rules and policies of the TSX and Nasdaq. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Canopy Public Disclosure Record did not contain any Misrepresentation. To the knowledge of Canopy, the Canopy Public Disclosure Record (other than confidential treatment requests) is not the subject of ongoing review, comment or investigation by any Securities Authority, the SEC, the TSX or Nasdaq. Canopy has not filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.

(i)

No Disputes. As of October 24, 2022, there is no Dispute threatened or pending to challenge or enjoin the Arrangement and no governmental or regulatory authority has threatened or instituted or commenced any Dispute with respect to the matters contemplated by this Agreement, the Consent Agreement or the Protection Agreement or taken any actions or enacted any law, order, rule or regulation (including a final order of a court of competent jurisdiction) that has the effect of making the Arrangement, the Consent Agreement or the Protection Agreement illegal or otherwise preventing or prohibiting the consummation of the Arrangement. As of October 24, 2022, other than as disclosed by Canopy pursuant to securities Laws on SEDAR or EDGAR, there is no investigation, dispute, or litigation commenced that would or be expected to have a Canopy Material Adverse Effect.

(j)

Assets. As of the execution of this Agreement, Canopy, directly or indirectly, holds all of the issued and outstanding securities of the Purchaser. As of October 24, 2022, Subsidiaries of the Purchaser hold an option to acquire all of the issued and outstanding securities of Mountain High Products, LLC, Wana Wellness, LLC, The Cima Group, LLC and Lemurian, Inc. As of October 24, 2022, entities that are controlled by the Purchaser own (i) 38,890,570 exchangeable shares in the capital of TerrAscend Corp.; (ii) 22,474,130 common share purchase warrants to acquire 22,474,130 common shares in the capital of TerrAscend Corp.; and (iii) an option to acquire 1,072,450 in the capital of TerrAscend Corp.

(k)

Financial Statements. To the knowledge of Canopy, the financial statements of Mountain High Products, LLC, Wana Wellness, LLC, The Cima Group, LLC and Lemurian, Inc. delivered to the Company present fairly, in all material respects, the consolidated financial position, financial performance and cash flows for the dates and periods indicated therein (subject, in the case of any unaudited financial statements, to normal-period-end adjustments).

Section 3.4 Survival of Representations and Warranties.

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4

COVENANTS

Section 4.1 Covenants Regarding the Arrangement.

(1)

Subject to Section 4.2 and Section 4.4(4), each of the Company, the Purchaser and Canopy shall each (and each shall cause its respective affiliates to) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Law to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Plan of Arrangement, including using commercially reasonable efforts to:

(a) satisfy, or cause the satisfaction of, all conditions precedent to be fulfilled by it in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the implementation of the Arrangement;

(b) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the implementation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; and

(c) not take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the implementation of the Arrangement or the transactions contemplated by this Agreement.

(2)

The Company covenants and agrees that, other than set out in Section 4.2(1) of the Company Disclosure Letter, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with Canopy’s prior written consent, it shall not:

(a) issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Company Floating Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Company Floating Shares (including, for greater certainty, Company Floating Options, Company Floating Share Units, Company Floating Warrants or any other equity based awards), other than the issuance of Company Floating Shares pursuant to the exercise or settlement (as applicable) of Company Floating Options, Company Floating Share Units or Company Floating Warrants that are outstanding as of the date of this Agreement in accordance with their terms; or

(b) take any action to amend or waive any performance, vesting or settlement criteria of, or accelerate vesting or settlement under, the Company Floating Securities or the Amended Equity Incentive Plan, as applicable.

(3)	The Company shall promptly notify Canopy of:

(a) any Company Material Adverse Effect;

(b) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(c) any notice or other communication from any Person to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement; or

(d) any notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to Canopy to the extent permitted by Law).

(4)

The Purchaser and Canopy shall promptly notify the Company in writing of any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement.

(5)

Canopy covenants and agrees with the Company that prior to the exchange of all Canopy Shares held by CBG and Greenstar into the Exchangeable Canopy Shares, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Canopy will not amend, modify, supplement, restate or terminate the Consent Agreement.

(6)

Canopy covenants and agrees with the Company that prior to the exchange of all Canopy Shares held by CBG and Greenstar into the Exchangeable Canopy Shares, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Canopy will not amend, modify, supplement, restate or terminate the Protection Agreement.

(7)

The Purchaser covenants and agrees with the Company that prior to the exchange of all Canopy Shares held by CBG and Greenstar into the Exchangeable Canopy Shares, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, the Purchaser will not amend, modify, supplement, restate or terminate the Protection Agreement.

(8)

The Purchaser covenants and agrees with the Company that prior to the Effective Time, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, the Purchaser shall not undertake any further merger, amalgamation, statutory arrangement, share exchange, consolidation, business combination, recapitalization, sale or other disposition of the assets of the Purchaser or its Subsidiaries in a single transaction or a series of related transaction that could reasonably be expected to impede, prevent or materially delay completion of the transaction contemplated by this Agreement.

Section 4.2 Regulatory Approvals

(1)

As soon as reasonably practicable after the date hereof, the Parties shall, at such time and as agreed between the Parties, make all notifications, filings, applications and submissions with Governmental Entities required or advisable, and shall use their respective best efforts to obtain and maintain, the Arrangement Regulatory Approvals and any other Regulatory Approvals deemed by any of the Parties, acting reasonably, to be necessary to discharge their respective obligations under this Agreement in connection with the completion of the Arrangement.

(2)

The Parties shall cooperate with one another in connection with obtaining the Arrangement Regulatory Approvals and any other Regulatory Approvals required or desirable in connection with the Arrangement including by providing or submitting on a timely basis all documentation and information that is required, or in the reasonably held opinion of the Purchaser or Canopy, advisable, in connection with obtaining the Arrangement Regulatory Approvals and any such other Regulatory Approvals and using their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation.

(3)

The Parties shall cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Arrangement Regulatory Approvals and any other Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement.

(4)

The Company shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it affords Canopy a reasonable opportunity to consult with it in advance and, to the extent not precluded by such Governmental Entity, gives Canopy the reasonable opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings.

(5)

Each of the Parties shall promptly notify the other Parties if it becomes aware that any (i) application, filing, document or other submission for any Arrangement Regulatory Approval or any other Regulatory Approval contains a Misrepresentation, or (ii) any Arrangement Regulatory Approval or any other Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Company, the Purchaser or Canopy, as applicable shall, in consultation with and subject to the prior approval of the other Parties, co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(6)

The Parties shall request that the Arrangement Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Arrangement Regulatory Approvals.

(7)

If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Date to occur on or prior to the Outside Date. Notwithstanding the foregoing, no Party nor any of their affiliates shall be required to proffer or consent to a governmental order consenting to any divestiture, restriction, prohibition or limitation that materially limits the Party’s business in order to remedy any concerns that any Governmental Entity may have.

(8)

If a Party becomes aware that an Arrangement Regulatory Approval will not be granted and in respect of which the failure to obtain same would result in the failure to satisfy a condition set out in Article 5, the Party becoming so aware shall promptly notify the other Parties.

Section 4.3 Pre-Acquisition Reorganization.

(1)

The Company agrees that, upon written request of Canopy, and at Canopy’s sole expense, the Company shall: (i) effect such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Canopy may request, acting reasonably (each a “Pre-Acquisition Reorganization”), and (ii) cooperate with Canopy and their respective advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(2)	Neither the Company nor its affiliates will be obligated to participate in any Pre-Acquisition Reorganization under Section 4.3(1) unless such Pre-Acquisition Reorganization:

(a) can be implemented prior to the Effective Date;

(b) is not prejudicial to the Company, its affiliates, any of the Company’s shareholders, the holders of High Street Units or the holders of USCo2 Class B Shares in any material respect;

(c) does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries;

(d) does not result in (i) any material breach by the Company of any existing Contract or commitment of the Company; or (ii) a breach of any Law;

(e) does not require the approval of any or all of the Company Fixed Shareholders, the Company Floating Shareholders or the Company Fixed Multiple Shareholders;

(f) would not reasonably be expected to impede or delay the completion of the Arrangement on the Effective Date in any material respect; and

(g) would not result in any Taxes being imposed on, or any adverse Tax or other adverse consequences to, any shareholder of the Company or any holder of High Street Units or USCo2 Class B Shares incrementally greater than the Taxes or other consequences to such party in connection with the Arrangement in the absence of any Pre-Acquisition Reorganization, unless Canopy reimburses the shareholders of the Company or any direct or indirect holder of High Street Units or USCo2 Class B Shares for all such Taxes or consequences (including Taxes on such reimbursement).

(3)

The Purchaser or Canopy must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 30 days prior to the Effective Date. Upon receipt of such notice, if the conditions in Section 4.3(2) are satisfied, the Company, the Purchaser and Canopy shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after the Purchaser and Canopy have confirmed in writing that all of the conditions set out in Section 6.1 have been satisfied, or waived those conditions set forth in Section 6.1 which it has not confirmed in writing have been satisfied, and that it is prepared to promptly without condition proceed to effect the Arrangement).

(4)

Canopy agrees that it will be solely responsible for all costs and expenses (including professional fees and expenses of the Company) associated with any Pre-Acquisition Reorganization to be carried out at its request and that any Pre-Acquisition Reorganization may not be considered in determining whether a representation, warranty or covenant of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract) or if a condition for the benefit of the Purchaser or Canopy has been satisfied.

(5)

Canopy shall indemnify the Company, its affiliates and Subsidiaries and their respective officers, directors and employees for all direct and indirect costs or losses, liabilities, damages, claims, costs, expenses, interest awards, judgments and penalties, including any material adverse Tax consequences, out-of-pocket costs and expenses, including out-of-pocket legal fees and disbursements, suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization or the unwinding of any Pre-Acquisition Reorganization.

Section 4.4 Public Communications.

(1)

Subject to compliance with applicable Securities Laws, immediately after the execution of this Agreement, or such later time prior to the next opening of markets in Toronto or New York as is agreed to by the Company, the Purchaser and Canopy, each of the Company and Canopy shall issue a news release announcing the entering into of this Agreement, which news release shall be satisfactory in form and substance to the Company and Canopy, each acting reasonably, and, thereafter, file such news release, corresponding Form 8-Ks and material change reports in their prescribed forms and this Agreement in accordance with applicable Securities Laws, the U.S. Securities Act and the U.S. Exchange Act. If any of the Parties determines that it is required to publish or disclose the text of this Agreement in accordance with applicable Law, it shall provide the other Parties with an opportunity to propose appropriate additional redactions to the text of this Agreement, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the non-responsive Party.

(2)

No Party shall issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Company must not make any filing with any Governmental Entity (except as contemplated by this Article 4) with respect to this Agreement or the Arrangement without the consent of Canopy (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Parties prior oral or written notice (and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing) and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their respective counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

(3)

The Company, the Purchaser and Canopy agree to cooperate in the preparation of formal presentations, if any, to any Company Floating Shareholders or other securityholders of the Company or the analyst community regarding the Arrangement, and the Company agrees to consult with Canopy in connection with any formal meeting with analysts that it may have, provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules and if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give Canopy a reasonable opportunity to review and comment thereon prior to its dissemination.

(4)

Notwithstanding any other provision of this Agreement, in the event of a Change in Recommendation, the Company Board shall be permitted to make any public disclosure and public statements that it determines to be necessary as a result of or related to such Change in Recommendation, in its sole discretion on the advice of external counsel, and without the need to obtain prior consent from the Purchaser or Canopy in respect of its initial announcement of a Change in Recommendation and any further announcement if the Purchaser or Canopy has responded publicly to such initial public announcement, and any such disclosure or statement shall not constitute a breach of any covenant or obligation of the Company under this Agreement; provided that, the Company shall provide the Purchaser, Canopy and their respective counsel with a reasonable opportunity to review and comment on any such public disclosure or statements and shall give reasonable consideration to any comments made by the Purchaser, Canopy and their respective counsel in good faith. The obligation of the Company to provide the Purchaser, Canopy and their respective counsel with a reasonable opportunity to review and comment on any such public disclosure and give reasonable consideration to any comments made by the Purchaser, Canopy and their respective counsel shall not apply to any such public disclosure or statements in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

Section 4.5 Notification Provisions.

(1)	Each of the Parties shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a) cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

Notification provided under this Section 4.5 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 4.6 Dissent Rights Payments.

Canopy hereby agrees that, to the extent that a Company Floating Shareholder exercises its Dissent Rights and a payment is required to be made to such Dissenting Company Floating Shareholder, Canopy shall immediately, upon the transfer of such Company Floating Shares held by a Dissenting Company Floating Shareholder to the Purchaser, make all such payments in respect of Dissent Rights, on behalf of the Purchaser, to the Dissenting Company Floating Shareholders when due and payable in accordance with Section 3.2(a) and Section 4.1 of the Plan of Arrangement.

Section 4.7 Canopy Covenants Regarding Capital Reorganization

(1)

Canopy shall duly take all lawful action to call, give notice of, convene and conduct a special meeting of Canopy shareholders in accordance with Canopy’s Constating Documents and applicable Law, including TSX and Nasdaq policies, and use commercially reasonable efforts to schedule the meeting as promptly as practicable and, in any event, on or before the Exercise Outside Date.

(2)	Canopy shall not terminate, amend or waive, in whole or in part, the CBG Support Agreement, without the prior written consent of the Company.

(3)

Canopy shall forthwith, and in any event not later than five Business Days following the exchange of all Canopy Shares held by CBG and Greenstar into the Exchangeable Canopy Shares, exercise the Canopy Call Option.

Section 4.8 Canopy Covenant Relating to the Replacement Options, Replacement Warrants and Replacement RSUs

To the extent permitted by applicable Law, Canopy shall, as promptly as practicable following the Effective Time, cause a registration statement on Form S-8 to be filed with the SEC to register the issuance of Canopy Shares issuable upon exercise of the Replacement Options or the Replacement Warrants and the vesting of the Replacement Share Units. If Canopy is not permitted by applicable Law to file a Form S-8 to register the issuance of Canopy Shares issuable upon exercise or vesting, as applicable, of the Replacement Options, Replacement Warrants and Replacement Share Units, Canopy shall promptly file a registration statement on an appropriate form to register the resale of the Canopy Shares issuable upon exercise or vesting, as applicable, of the Replacement Options, Replacement Warrants and Replacement Share Units, or otherwise take all necessary actions to cause the Canopy Shares issuable upon exercise or vesting, as applicable, of the Replacement Options, Replacement Warrants and Replacement Share Units, to be issued free of resale restrictions and without restrictive legends to the extent permitted by applicable Law.

Article 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Company Non-Solicitation.

(1)

On and after the date of this Agreement, except as expressly provided in this Agreement, the Company and its Subsidiaries shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such Person to:

(a) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding (other than an Acceptable Confidentiality Agreement), any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b) enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any inquiry, proposal, expression or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal or otherwise encourage, facilitate, cooperate with, assist or participate in, any effort or attempt of any other Person to do or seek to do any of the foregoing; or

(c) make or propose publicly to make a Change in Recommendation;

provided, however, that nothing contained in this Section 5.1(1) or any other provision of this Agreement shall prevent the Company from, and the Company shall be permitted to: (i) engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof and prior to the Company Meeting, that did not result from a breach of this Section 5.1 and, subject to the Company’s compliance with Section 5.1(4), that the Company Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or (ii) provide information and access to properties, facilities, books or records of the Company pursuant to Section 5.1(6) to any Person where the requirements of Section 5.1(6) are met.

(2)

The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith the Company shall:

(a) discontinue access to and disclosure of all information, including the Company Data Room and any confidential information, properties, facilities, books and records of the Company or any Subsidiary; and

(b) within two Business Days of the date hereof, to the extent it is permitted to do so, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any such Person other than the Purchaser; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)

The Company represents and warrants that the Company has not waived any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a party relating to an Acquisition Proposal, and covenants and agrees that (i) the Company shall take all necessary action to enforce each confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any Subsidiary is a party, and (ii) neither the Company, nor any Subsidiary nor any of their respective Representatives will, without the prior written consent of the Purchaser (which consent may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any Subsidiary is a party, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement or restriction as a result of the entering into and announcement of this Agreement by the Company pursuant to the express terms of any such agreement or restriction, shall not be a violation of this Section 5.1 and that the Company shall not be prohibited from considering a Superior Proposal from a party whose obligations so terminated automatically upon the entering into and announcement of this Agreement.

(4)

If after the date of this Agreement, the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company: (a) shall promptly notify the Purchaser, at first orally, and then, and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of any and all documents, correspondence or other material received in respect of the Acquisition Proposal, from or on behalf of any such Person and such other details of such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request; and (b) may contact the Person making such Acquisition Proposal, inquiry, proposal, offer or request and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request so as to determine whether such Acquisition Proposal, inquiry, proposal, offer or request is, or would reasonably be expected to lead to, a Superior Proposal.

(5)

The Company shall keep the Purchaser promptly and fully informed on a current basis of the status of developments and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to the Company by or on behalf of any Person making such Acquisition Proposal, inquiry, proposal, offer or request.

(6)

If at any time, prior to obtaining the Required Shareholder Approval, the Company receives an unsolicited written Acquisition Proposal, the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company or its Subsidiaries, if and only if:

(a) the Company Board first determines in good faith, after consultation with its financial advisors and its outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal, and, after consultation with its outside counsel, that the failure to engage in such discussions or negotiations would be inconsistent with the fiduciary duties of such directors under applicable Law;

(b) such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or its Subsidiaries;

(c) the Acquisition Proposal did not arise, directly or indirectly, as a result of a violation by the Company of this Section 5.1;

(d) the Company enters into an Acceptable Confidentiality Agreement; and

(e) the Company promptly provides the Purchaser with:

(i)	prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure;

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the Acceptable Confidentiality Agreement referred to in Section 5.1(6)(d); and

(iii)	any non-public information concerning the Company and its Subsidiaries requested by and provided to such other Person which was not previously provided to the Purchaser or its Representatives.

provided, however, that the Company may only provide the Person making the Acquisition Proposal with access to and disclosure of information, including the Company Data Room and any confidential information, properties, facilities, books and records of the Company or any Subsidiary for a period of ten Business Days after such Person is first afforded access to the books, records and personnel of the Company. For greater certainty, on the tenth Business Day after such Person is first afforded access to the books, records and personnel of the Company, the Company shall discontinue access to and disclosure of all information, including the Company Data Room and any confidential information, properties, facilities, books and records of the Company or any Subsidiary.

(7)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Shareholder Approval, the Company Board may make a Change in Recommendation and approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a) the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, business purpose or similar restriction;

(b) the Acquisition Proposal, inquiry, proposal, offer or request did not arise, directly or indirectly, as a result of a violation by the Company of this Section 5.1;

(c) the Company has delivered to the Purchaser a written notice of the determination of the Company Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Company Board to make a Change in Recommendation and/or enter into such definitive agreement promptly following the making of such determination (the “Superior Proposal Notice”);

(d) the Company or its Representatives has provided the Purchaser with a copy of the proposed definitive agreement for the Superior Proposal;

(e) at least five full Business Days (the “Matching Period”) have elapsed from the date on which the Purchaser has received each of (i) the Superior Proposal Notice, and (ii) a copy of the proposed definitive agreement for the Superior Proposal from the Company;

(f) during any Matching Period, the Purchaser has been afforded the opportunity, in accordance with Section 5.1(8), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g) after the Matching Period, the Company Board has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, as compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.1(8);

(h) the Company Board has determined, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal as compared to the Arrangement as proposed to be amended by the Purchaser and that it is necessary for the Company Board to enter into a definitive agreement with respect to such Superior Proposal in order to satisfy their fiduciary duties to the Company;

(i) the Company concurrently terminates this Agreement pursuant to Section 7.2(1)(d)(ii); and

(j) the Company has previously, or concurrently will have, paid to the Purchaser the Termination Fee.

(8)

During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Board shall review any offer made by the Purchaser under Section 5.1(7)(f) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall, and shall cause its Representatives to, negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. The Company agrees that, subject to the Company’s disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any Person (including without limitation, the Person having made the Superior Proposal), other than the Company’s Representatives, without the Purchaser’s prior written consent. If the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(9)

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Floating Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.1, and the Purchaser shall be afforded a new five Business Day Matching Period from the date on which the Purchaser has received each of (i) the Superior Proposal Notice, and (ii) a copy of the proposed definitive agreement for the new Superior Proposal from the Company.

(10)

The Company Board shall promptly reaffirm the Company Board Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced, or the Company Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.1(8) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and will give reasonable consideration to all comments made by the Purchaser and its counsel.

(11)

If the Company provides a Superior Proposal Notice to the Purchaser after a date that is less than ten Business Days before the Company Meeting, the Company shall either proceed with or shall postpone or adjourn the Company Meeting, as directed by the Purchaser acting reasonably, to a date that is not more than ten Business Days after the scheduled date of the Company Meeting, but in any event to a date that is not less than five Business Days prior to the Effective Time Outside Date.

(12)

Nothing contained in this Section 5.1 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Section 2.3 of this Agreement while this Agreement remains in force.

(13)

Nothing contained in this Agreement shall prevent the Company Board from complying with Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal that is not a Superior Proposal.

(14)

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Section 5.1 by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.1 by the Company.

Article 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent.

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the mutual consent of the Parties:

(1)	Resolution. The Resolution shall have been approved and adopted by the Company Floating Shareholders at the Meeting in accordance with the Interim Order and applicable Law.

(2)

Court Orders. Each of the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company, the Purchaser or Canopy, each acting reasonably, on appeal or otherwise.

(3)	Approvals. All Arrangement Regulatory Approvals shall have been obtained or received on terms that are acceptable to the Parties, each acting reasonably.

(4)

Illegality. No Law shall be in effect or proceeding shall have otherwise been taken that makes the consummation of the Arrangement illegal or otherwise, directly or indirectly, prohibits or enjoins the Company, the Purchaser or Canopy from implementing the Arrangement, with the exception of the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

(5)

US Securities Law Matters. The issuance of the Issued Securities to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from applicable state securities Laws, provided, however, that the Company shall be not entitled to the benefit of the conditions in this Section 6.1(5), and shall be deemed to have waived such condition, in the event that the Company fails to: (A) advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; or (B) comply with the requirements set forth in Section 2.10.

(6)

Company Fixed Share Acquisition. All conditions precedent to completion of the transactions contemplated by the Company Fixed Share Acquisition shall have been satisfied or, if permitted, waived (excluding conditions that by their terms cannot be satisfied until the Acquisition Effective Time (as defined in the Existing Agreement)).

(7)	Termination. This Agreement shall not have been terminated in accordance with its terms.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser and Canopy.

(1)

The obligation of the Purchaser and Canopy to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser and Canopy, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and Canopy and which may be waived by the Purchaser and Canopy at any time, in whole or in part, in their sole discretion and without prejudice to any other rights that the Purchaser and Canopy may have:

(a) Performance of Covenants. The Company shall have fulfilled or complied with each of the obligations and covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, except where any failure to perform any such obligations or covenants would not, individually or in the aggregate, be reasonably expected to have a material adverse impact on the Company, and the Company shall have delivered a certificate confirming same to the Purchaser and Canopy, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and Canopy and dated the Effective Date.

(b) Representations and Warranties. The representations and warranties of the Company shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time, except where any failure or failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (disregarding any materiality or “Company Material Adverse Effect” qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect), in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Company shall have delivered a certificate confirming same to the Purchaser and Canopy, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and Canopy and dated the Effective Date.

(c) Compliance with Laws. The Company and each of its Subsidiaries shall be in compliance with all applicable Laws, in all material respects in each jurisdiction in which it carries on business, provided that the Company and each of its Subsidiaries shall be in compliance with all applicable Laws with respect to marijuana, except where any non-compliance would not have a material and adverse effect on the Company or any of its subsidiaries, except that, the Company and each of its Subsidiaries shall not be required to be in compliance with the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

(d) USCo2 Constating Documents. The USCo2 Constating Documents shall have been amended in accordance with the amendments set forth in Schedule D hereto.

(e) Pre-Acquisition Reorganizations. Subject to Section 4.3, the Company shall have completed such Pre-Acquisition Reorganizations as may have been requested by the Purchaser or Canopy in accordance with Section 4.3.

(f) Dissent Rights. Dissent Rights shall not have been exercised with respect to more than 5.0% of the issued and outstanding Company Floating Shares.

(2)

If at any time prior to the Effective Time the Purchaser or Canopy becomes aware of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure results in the failure of the ability of the Company to satisfy any condition set forth in Section 6.2(1), the Purchaser or Canopy, as applicable, must promptly notify the Company of such occurrence, or failure to occur in accordance with Section 4.5, which notification must specify in reasonable detail such event or state of facts.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company.

(1)

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a) Performance of Covenants. Each of the Purchaser and Canopy shall have fulfilled or complied in all material respects with its obligations and covenants in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and shall have delivered a certificate confirming same to the Company, executed by two senior officers of the Purchaser and Canopy (in each case without personal liability) addressed to the Company and dated as of the Effective Date.

(b) Representations and Warranties. The representations and warranties of the Purchaser and Canopy shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time, except where any failure or failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Canopy Material Adverse Effect (disregarding any materiality or “Canopy Material Adverse Effect” qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Canopy Material Adverse Effect), except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and each of the Purchaser and Canopy shall have delivered a certificate confirming same to the Company, executed by two senior officers of the Purchaser and Canopy, (in each case without personal liability) addressed to the Company and dated the Effective Date.

(c) Deposit of Consideration. Canopy shall have deposited or caused to be deposited with the Depositary in escrow, the Consideration Shares to be issued pursuant to the Arrangement.

(d) Completion of Canopy Capital Reorganization. The completion of the Canopy Capital Reorganization shall occur no later than the Exercise Outside Date.

(2)

If at any time prior to the Effective Time the Company becomes aware of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure results in the failure of the ability of the Purchaser or Canopy to satisfy any condition set forth in Section 6.3(1), the Company must promptly notify Canopy of such occurrence, or failure to occur in accordance with Section 4.5, which notification must specify in reasonable detail such event or state of facts.

Article 7

TERM AND TERMINATION

Section 7.1 Term.

This Agreement shall be effective from the date hereof until the earlier of (i) the Effective Time; and (ii) the termination of this Agreement in accordance with its terms.

Section 7.2 Termination of this Agreement.

(1)	This Agreement may be terminated prior to the Effective Time by:

(a) the mutual written agreement of the Company and Canopy;

(b) either the Company or Canopy if the Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)if the failure to obtain the Required Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties under this Agreement or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(c) either the Company or Canopy if the Arrangement has not been completed prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(c) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties under this Agreement or the failure of such Party to perform any of its covenants or agreements under this Agreement; and further provided that:

(i)

Canopy may only terminate this Agreement pursuant to this Section 7.2(1)(c) on the basis that a Purchaser Acquisition Closing Condition (as such term is defined in the Existing Agreement) has not been satisfied if Canopy has provided the Company with an irrevocable written notice that it has determined not to close the Acquisition (as such term is defined in the Existing Agreement) pursuant to Section 6.2(2) of the Existing Agreement on the basis that such Purchaser Acquisition Closing Condition has not been satisfied;

(ii)

the Company may only terminate this Agreement pursuant to this Section 7.2(1)(c) on the basis that a Company Acquisition Closing Condition (as such term is defined in the Existing Agreement) has not been satisfied if the Company has provided Canopy with an irrevocable written notice that it has determined not to close the Acquisition pursuant to Section 6.3(2) of the Existing Agreement on the basis that such Company Acquisition Closing Condition has not been satisfied;

(iii)

for greater certainty, Canopy may terminate this Agreement pursuant to this Section 7.2(1)(c) in the event of a breach by the Company of any of its representations or warranties under this Agreement or the failure of the Company to perform any of its covenants or agreements under this Agreement, other than pursuant to Section 6.1(6), which results in the Arrangement not being completed prior to the Outside Date without providing the Company with an irrevocable written notice that it has determined not to close the Acquisition pursuant to Section 6.2(2) of the Existing Agreement; and

(iv)

for greater certainty, the Company may terminate this Agreement pursuant to this Section 7.2(1)(c) in the event of a breach by Canopy of any of its representations or warranties under this Agreement or the failure of Canopy to perform any of its covenants or agreements under this Agreement, other than pursuant to Section 6.1(6), which results in the Arrangement not being completed prior to the Outside Date without providing Canopy with an irrevocable written notice that it has determined not to close the Acquisition pursuant to Section 6.3(2) of the Existing Agreement.

(d) the Company if:

(i)	the Canopy Call Option Exercise Notice has not been delivered to the Depositary prior to the Exercise Outside Date;

(ii)

the Company Board approves and authorizes the Company to enter into a binding written agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(6)(d)), subject to compliance with Section 5.1(7) in all material respects and provided, however, that no termination under this Section 7.2(d)(ii) shall be effective unless and until the Company shall have paid to the Purchaser the amount required to be paid pursuant to Section 8.2;

(iii)	the Canopy Capital Reorganization is not completed by the Exercise Outside Date; or

(iv)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or Canopy under this Agreement occurs that would cause any condition in Section 6.3(1) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that the Company is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.2(1) not to be satisfied.

(e) Canopy if:

(i)

the Company Board or any committee of the Company Board (A) fails to unanimously (with directors abstaining or recusing themselves as required by Law) recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend or takes no position or a neutral position, in each case with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days, (C) accepts, approves, endorses, recommends or executes or enters into (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.1) or publicly proposes to accept, approve, endorse, recommend or execute or enter into any agreement, letter of intent, understanding or arrangement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (D) the Company or the Company Board publicly proposed or announces its intention to do any of the foregoing, (collectively, a “Change in Recommendation”); or

(ii)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date; provided that Canopy is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.3(1) not to be satisfied.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Effect of Termination/Survival of this Agreement.

If this Agreement is terminated or is no longer in effective pursuant to Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Parties to this Agreement, except that this Section 7.3, Section 7.4 and Section 9.2 through to and including Section 9.16 shall survive; and provided further that no Party shall be relieved of any liability for any wilful and material breach by it of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination of this Agreement.

Section 7.4 Expenses.

(1)

Subject to Section 4.3(4) and Section 9.3, all out-of-pocket third-party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of a Party incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is implemented.

(2)

The Company confirms that other than the fees disclosed to Canopy in Section 7.4(2) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Article 8

ADDITIONAL AGREEMENTS

Section 8.1 Waiver of Floating Call Option

By its execution of this Agreement, Canopy hereby irrevocably waives its rights now and in the future under the Existing Arrangement to exercise the Floating Call Option.

Section 8.2 Treatment of Expenses for Financial Covenants

From the date hereof until the date of exercise by Canopy of the Canopy Call Option, all fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated herein and in the Arrangement, including (without limitation) all fees and expenses incurred in procuring amendments to High Street’s and USCo2’s Constating Documents and termination of High Street’s tax receivable agreement shall constitute non-recurring expenses for purposes of the “Consolidated EBITDA” definition and Section 2.5 of the Second Amendment to the Existing Agreement for all applicable measurement periods prior to the date on which the Canopy Call Option is exercised.

Section 8.3 Prohibition on Direct Investments in Purchaser

The Purchaser and Canopy covenant and agree in favour of the Company that: (a) from the date hereof until and including the Effective Date, each shall procure that: (a) neither CBG, Greenstar nor any of their affiliates (other than Canopy) shall be permitted to invest directly in the Purchaser; and (b) any investment by either of them, intended for the benefit of the Purchaser, shall be made directly into Canopy.

Article 9

GENERAL PROVISIONS

Section 9.1 Amendments.

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended, subject to the Plan of Arrangement, the Interim Order and the Final Order, by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c) waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties pursuant to this Agreement; and/or

(d) waive compliance with or modify any mutual conditions contained in this Agreement.

Section 9.2 Termination Fees

(1)	For the purposes of this Agreement, “Termination Fee” means $3,000,000.

(2)	“Termination Fee Event” means the termination of this Agreement:

(a) by Canopy, pursuant to Section 7.2(1)(e)(i) [Change in Recommendation];

(b) by the Company pursuant to Section 7.2(1)(d)(ii) [Superior Proposal];

(c) by the Company or the Purchaser pursuant to Section 7.2(1)(b) [Failure to Obtain Required Shareholder Approval] or Section 7.2(1)(c) [Outside Date], if:

(i) prior to such termination, an Acquisition Proposal is publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser or any of its affiliates) or any Person (other than the Purchaser or any of its affiliates) shall have publicly announced an intention to make an Acquisition Proposal; and

(ii) within 12 months following the date of such termination, (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated by the Company, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1 except that references to “20% or more” shall be deemed to be references to 50% or more.

(3)

The Termination Fee shall be paid by the Company to the Purchaser as follows, by wire transfer of immediately available funds to an account designated by the Purchaser, if a Termination Fee Event occurs due to:

(a) a termination of this Agreement described in Section 9.2(2)(b) concurrently with the termination of this Agreement;

(b) a termination of this Agreement described in Section 9.2(2)(a), within two Business Days of the occurrence of such Termination Fee Event; and

(c) a termination of this Agreement described in Section 9.2(2)(c), on or prior to consummation of the Acquisition Proposal of the Company referred to in Section 9.2(2)(c).

(4)

Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 9.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Parties will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.

(5)

Subject to Section 7.3, Canopy hereby expressly acknowledges and agrees that, upon any termination of this Agreement under circumstances where Canopy is entitled to the Termination Fee and such Termination Fee is paid in full within the prescribed time period, Canopy shall be precluded from any other remedy against the Company or its Subsidiaries and shall not seek to obtain any recovery, judgment or damages of any kind against the Company or its Subsidiaries in connection with this Agreement.

Section 9.3 Expense Reimbursement.

(1)

In the event that the Canopy Capital Reorganization is not completed prior to the Exercise Outside Date or that CBG or Greenstar do not exchange of all Canopy Shares held by CBG and Greenstar into the Exchangeable Canopy Shares prior to the Exercise Outside Date, Canopy shall be obliged to forthwith, and in any event within 2 Business Days following the Exercise Outside Date, pay the Purchaser Expense Reimbursement to the Company.

(2)

The payment of the Purchaser Expense Reimbursement pursuant to either Section 9.3(1) shall not preclude the Company from seeking damages and pursuing any and all other remedies that it may have in respect of losses incurred or suffered by it as a result of breach by Canopy or the Purchaser, as applicable, of any representation or warranty, or failure by Canopy or the Purchaser, as applicable, to perform any covenant or satisfy any condition.

Section 9.4 Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier or electronic mail) and addressed:

(a) to the Purchaser at:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario K7A 0A8

Attention:     Christelle Gedeon

Email:           [PERSONAL INFORMATION REDACTED]

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2100, Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Attention:     Jonathan Sherman and Jamie Litchen

Email:           jsherman@cassels.com and jlitchen@cassels.com

(b) to the Purchaser at:

Canopy USA, LLC

35715 Hwy 40, Ste D102

Evergreen, Colorado 80439

Attention:     Legal

Email:           [PERSONAL INFORMATION REDACTED]

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2100, Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Attention:     Jonathan Sherman and Jamie Litchen

Email:           jsherman@cassels.com and jlitchen@cassels.com

(c) to the Company at:

Acreage Holdings, Inc.

366 Madison Avenue, 11th Floor

New York, New York 10017

Attention:     Peter Caldini, Chief Executive Officer

Email:           [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

Toronto, Ontario M5X 1E2

Attention:     Robert Fonn and Russel W. Drew

Email:           robert.fonn@dlapiper.com and russel.drew@dlapiper.com

and

Cozen O’Connor

One Liberty Place, 1650 Market Street Suite 2800

Philadelphia, Pennsylvania 19103

Attention:     Joseph C. Bedwick

Email:           JBedwick@cozen.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 9.5 Time of the Essence.

Time is of the essence in this Agreement.

Section 9.6 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 9.7 Third Party Beneficiaries.

The Company, the Purchaser and Canopy intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 9.8 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.9 Entire Agreement.

This Agreement, including the Schedules hereto and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions with respect to such transactions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the Confidentiality Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 9.10 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by the Company, the Purchaser and Canopy. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, Canopy and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

Section 9.11 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.12 Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

The Parties irrevocably attorn and submit to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 9.13 Rules of Construction.

The Parties waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 9.14 No Personal Liability.

No director or officer of the Purchaser, Canopy or any of their respective Subsidiaries shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser, Canopy or any of their respective Subsidiaries. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser or Canopy under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 9.15 Language.

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 9.16 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts delivered by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

CANOPY USA, LLC

Per:	/s/ David Klein
Authorized Signing Officer
I have authority to bind the company.

CANOPY GROWTH CORPORATION

Per:	/s/ Christelle Gedeon
Authorized Signing Officer
I have authority to bind the company.

ACREAGE HOLDINGS, INC.

Per:	/s/ Peter Caldini
Authorized Signing Officer
I have authority to bind the company.

SCHEDULE A

PLAN OF ARRANGEMENT

See attached.

A-1

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

1.1 Certain Rules of Interpretation.

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Alternate Consideration” has the meaning specified in Section 2.13 of the Arrangement Agreement.

“Amended Equity Incentive Plan” means the Company’s amended and restated omnibus equity plan approved by shareholders of the Company on September 16, 2020.

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Canopy and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of October 24, 2022 among the Purchaser, Canopy and the Company, including the schedules and exhibits thereto, as the same may be further amended, supplemented or restated.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Vancouver, British Columbia.

“Canopy” means Canopy Growth Corporation, a corporation organized under the federal laws of Canada.

“Canopy Call Option Exercise Notice” means a notice in writing, substantially in the form attached as Exhibit C to the Existing Plan of Arrangement, delivered by Canopy to the Company (with a copy to the Depositary) stating that Canopy is exercising its rights embedded in the special rights and restrictions of the Company Fixed Shares to acquire the Company Fixed Shares on the terms set forth therein.

“Canopy Change of Control” means any business consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction pursuant to which 100% of the shares or all or substantially all of the assets of Canopy are transferred, sold or conveyed, directly or indirectly, to any other Person or group of Persons, acting jointly or in concert.

“Canopy Equity Incentive Plan” means the Amended and Restated Omnibus Incentive Plan of Canopy as approved by shareholders of Canopy on September 21, 2020, as the same may be amended, supplemented or restated in accordance therewith, prior to the Effective Time.

“Canopy Shares” means the common shares in the capital of Canopy.

“Canopy Share Consideration” means that number of Canopy Shares issuable per Company Floating Share in accordance with Section 3.2(b) of this Plan of Arrangement and based on the Exchange Ratio; provided that the number of Canopy Shares to be issued pursuant to the Arrangement shall not exceed the Canopy Share Maximum.

“Canopy Share Maximum” means 70,713,995 Canopy Shares.

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, sent to the Company Floating Shareholders in connection with the Meeting.

“Common Membership Units” means the common membership units of High Street outstanding from time to time, other than common membership units held by Acreage Holdings America, Inc. and USCo2.

“Company” means Acreage Holdings, Inc., a corporation organized under the BCBCA and treated as a “domestic corporation” for U.S. federal income tax purposes.

“Company Executives” means each officer of the Company as at the Effective Time required to resign upon consummation of the Existing Arrangement pursuant to the Existing Plan of Arrangement which, as of the date here of are: Peter Caldini, Steve Goertz, Corey Sheahan. Bryan Murray, Dennis Curran and Patricia Rosi.

“Company Fixed Shares” means the shares of the Company designated as Class E subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Floating Option In-The-Money-Amount” in respect of a Company Floating Option means the amount, if any, determined immediately before the Effective Time, by which the total Fair Market Value of the Company Floating Shares that a holder is entitled to acquire on exercise of the Company Floating Option, exceeds the aggregate exercise price payable to acquire such Company Floating Shares at that time.

“Company Floating Optionholder” means a holder of Company Floating Options.

“Company Floating Options” means the options to purchase Company Floating Shares issued pursuant to the Amended Equity Incentive Plan prior to the Effective Time, which are outstanding as of the Effective Time.

“Company Floating Share Unit Holders” means the holders of Company Floating Share Units.

“Company Floating Share Units” means the restricted share units, performance shares and performance units that may be settled by the Company in either cash or Company Floating Shares which are outstanding as of the Effective Time.

“Company Floating Shareholder” means a registered or beneficial holder of one or more Company Floating Shares, as the context requires.

“Company Floating Shares” means the shares of the Company designated as Class D subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Floating Warrants” means the warrants and compensation options of the Company to acquire Company Floating Shares which are outstanding as of the Effective Time.

“Company Floating Warrant Holder” means a holder of one or more Company Floating Warrants.

“Consideration Shares” means the Canopy Shares to be received by Company Floating Shareholders (other than the Purchaser, Canopy and their respective affiliates) pursuant to Section 3.2(b) of this Plan of Arrangement.

“Court” means the Supreme Court of British Columbia.

“CSE” means Canadian Securities Exchange.

“Depositary” means Computershare Investor Services Inc., or any other depositary or trust company, bank or financial institution as the Purchaser and Canopy may appoint to act as depositary with the approval of the Company, acting reasonably, for the purpose of, among other things, exchanging certificates representing Company Floating Shares for Consideration Shares in connection with the Arrangement.

“Dissent Rights” has the meaning specified in Section 4.1 of this Plan of Arrangement.

“Dissenting Company Floating Shareholder” means a registered holder of Company Floating Shares who has properly exercised its Dissent Rights in respect of the Resolution in accordance with Section 4.1 of this Plan of Arrangement and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Floating Shares.

“Dissenting Shares” means the Company Floating Shares held by Dissenting Company Floating Shareholders in respect of which such Dissenting Company Floating Shareholders have given Notice of Dissent.

“Effective Date” means the date designated by Canopy, the Purchaser and the Company by notice in writing as the effective date of the Arrangement, after the satisfaction or waiver (subject to applicable Laws) of all of the conditions to completion of the Arrangement as set forth in the Arrangement Agreement (excluding conditions that by their terms cannot be satisfied until the Effective Date) and delivery of all documents agreed to be delivered thereunder to the satisfaction of the parties thereto, acting reasonably, and in the absence of such agreement, three Business Days following the satisfaction or waiver (subject to applicable Laws) of all conditions to completion of the Arrangement as set forth in the Arrangement Agreement (excluding conditions that by their terms cannot be satisfied until the Effective Date; provided that the Effective Date shall be the same Business Day as the Acquisition Date (as defined in the Existing Plan of Arrangement), being the date that Canopy acquires the Company Fixed Shares pursuant to the Existing Plan of Arrangement.

“Effective Time” means 12:00 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as the Parties agree to in writing before the Effective Date.

“Exchange Ratio” means 0.4500 of a Canopy Share to be issued for each Company Floating Share exchanged pursuant to the Arrangement.

“Executive Company Floating Options” has the meaning specified in Section 3.2(c)(ii) hereof.

“Executive Company Floating Share Units” has the meaning specified in Section 3.2(e)(ii) hereof;

“Existing Agreement” means the arrangement agreement dated as of April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020, between Canopy and the Company, including the schedules and exhibits thereto, as the same may be further amended, supplemented or restated.

“Existing Plan of Arrangement” means the plan of arrangement set out in the Existing Agreement implemented on September 23, 2020 under Section 288 of the Business Corporations Act (British Columbia) involving the Company and Canopy.

“Fair Market Value” means (i) in respect of the Company Floating Shares, the volume weighted average trading price of the applicable share on the CSE (or other recognized stock exchange on which the applicable shares are primarily traded as determined by volume); and (ii) in respect of the Canopy Shares, the volume weighted average trading price of the Canopy Shares on the Nasdaq (or other recognized stock exchange on which the Canopy Shares are primarily traded if not then traded on the Nasdaq, as determined by volume, and denominated in US$), in each case, for the five trading day period immediately prior to the Effective Date.

“Final Order” means the final order of the Court approving the Arrangement under Section 291 of the BCBCA, in a form acceptable to the Company, the Purchaser and Canopy, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of the Company, the Purchaser and Canopy, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company, the Purchaser and Canopy, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange.

“High Street” means High Street Capital Partners, LLC.

“High Street Holders” means the holders of Common Membership Units and vested Class C-1 Membership Units (as defined in the Third Amended and Restated Limited Liability Company Agreement of High Street, as may be amended).

“Interim Order” means the interim order of the Court, to be issued following the application therefor contemplated by Section 2.2 of the Arrangement Agreement, after being informed of the intention of the Parties to rely upon the exemption from registration under U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Issued Securities to be issued pursuant to the Arrangement in a form acceptable to the Company, the Purchaser and Canopy, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Company, the Purchaser and Canopy, each acting reasonably.

“Issued Securities” means all securities to be issued pursuant to the Arrangement, including, for the avoidance of doubt, all Canopy Shares issued pursuant to Section 3.2(b) of this Plan of Arrangement, Replacement Options, Replacement Share Units and Replacement Warrants.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, official guidance, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal to be sent by the Company to Company Floating Shareholders following the receipt by the Company of a Canopy Call Option Exercise Notice or Triggering Event Notice, as the case may be.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Meeting” means the special meeting of Company Floating Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Resolution.

“Nasdaq” means the Nasdaq Global Select Market.

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Company Floating Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4.

“Parties” means the Company, Canopy and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Per Share Consideration” means following a Canopy Change of Control, the Alternate Consideration that Company Floating Shareholders are entitled to receive in accordance with Section [2.13] of the Arrangement Agreement.

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Canopy and the Purchaser, each acting reasonably.

“Purchaser” means Canopy USA, LLC, a limited liability company organized under the laws of the State of Delaware.

“Registrar” means the person appointed as the Registrar of Companies pursuant to Section 400 of the BCBCA.

“Replacement Option” means an option or right to purchase Canopy Shares granted by Canopy in exchange for Company Floating Options in accordance with Section 3.2(c) of this Plan of Arrangement.

“Replacement Option In-The-Money Amount” means, in respect of a Replacement Option, the amount, if any, determined immediately after the exchange in Section 3.2(c) of this Plan of Arrangement, by which the total Fair Market Value of the Canopy Shares that a holder is entitled to acquire on exercise of the Replacement Option exceeds the aggregate exercise price payable to acquire such Canopy Shares at that time.

“Replacement Share Unit” means a restricted share unit, performance share or performance unit that may be settled in cash or Canopy Shares granted by Canopy in exchange for Company Floating Share Units in accordance with Section 3.2(e) of this Plan of Arrangement.

“Replacement Warrant” means a warrant or right to purchase Canopy Shares granted by Canopy in replacement of Company Floating Warrants in accordance with Section 3.2(d) of this Plan of Arrangement.

“Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting, substantially in the form attached as Schedule B to the Arrangement Agreement, with such amendments or variations as the Court may direct in the Interim Order with the consent of the Company, Canopy and the Purchaser, each acting reasonably.

“Tax Act” means the Income Tax Act (Canada).

“Triggering Event Date” means the date federal laws in the United States are amended to permit the general cultivation, distribution and possession of marijuana (as defined in 21 U.S.C 802) or to remove the regulation of such activities from the federal laws of the United States.

“Triggering Event Notice” means a notice in writing, substantially in the form attached as Exhibit D to the Existing Plan of Arrangement, delivered by the Company to Canopy (with a copy to the Depositary) stating that the Triggering Event Date has occurred and specifying a Business Day (to be not less than 61 days and not more than 90 days following the date such Triggering Event Notice is delivered to Canopy) on which the closing of the purchase and sale of the Company Fixed Shares is to occur, subject to the satisfaction or waiver of the closing conditions set forth in the Existing Agreement.

“TSX” means the Toronto Stock Exchange.

“United States” and “U.S.” each mean the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“US$” means the lawful currency of the United States.

“USCo2” means Acreage Holdings WC Inc., a subsidiary of the Company.

“USCo2 Class B Holders” means the holders of USCo2 Class B Shares.

“USCo2 Class B Shares” means Class B non-voting common shares in the capital of USCo2 outstanding as of the date of the Arrangement Agreement.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“U.S. Treasury Regulations” means the regulations promulgated under the U.S. Tax Code by the United States Department of the Treasury.

1.2 Certain Rules of Interpretation.

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to “$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.”

(5)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re- enacted, unless stated otherwise.

(6)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time are to local time, Toronto, Ontario, unless otherwise indicated.

ARTICLE 2

ARRANGEMENT AGREEMENT AND BINDING EFFECT

2.1 Arrangement Agreement.

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement, except in respect of the sequence of the transactions and events comprising the Arrangement, which shall occur in the order set forth herein.

2.2 Binding Effect.

As of and from the Effective Time, this Plan of Arrangement will be binding on: (i) the Company, (ii) Canopy, (iii) the Purchaser, (iv) the Depositary, (v) all registered and beneficial Company Floating Shareholders (including Dissenting Company Floating Shareholders), (vii) all High Street Holders and USCo2 Class B Holders, and (viii) all holders of Company Floating Options, Company Floating Share Units and Company Floating Warrants, in each case without any further act or formality required on the part of any Person.

2.3 Time of Arrangement.

The exchanges, issuances and cancellations provided for in Section 3.2 of this Plan of Arrangement shall be deemed to occur at the time and in the order specified in Section 3.2 of this Plan of Arrangement, notwithstanding that certain of the procedures related thereto are not completed until after such time.

2.4 No Impairment.

No rights of creditors against the property and interests of the Company will be impaired by the Arrangement.

ARTICLE 3

THE ARRANGEMENT

3.1 Existing Plan of Arrangement.

The Company, Canopy and the Purchaser hereby acknowledge that pursuant to the terms of the Existing Plan of Arrangement, the provisions of Section 3.2(a) through 3.2(i) of the Existing Plan of Arrangement have already occurred and that the provisions of Section 3.2(j) through 3.2(n) of the Existing Plan of Arrangement (excluding Sections 3.2(k), 3.2(m), 3.2(n)(iv), 3.2(n)(x), 3.2(n)(xi) and 3.2(n)(xii)) shall occur one minute following the Effective Time.

3.2 Arrangement.

Commencing at the Effective Time, each of the transactions or events set out below shall occur and shall be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, and in each case, unless otherwise specifically provided in this Section 3.2, effective as at two-second intervals starting at the Effective Time:

(a)

each Company Floating Share held by a Dissenting Company Floating Shareholder shall be, and shall be deemed to be, transferred to the Purchaser by the holder thereof, free and clear of all Liens, and thereupon:

(i)

each Dissenting Company Floating Shareholder shall cease to have any rights as a holder of such Company Floating Shares other than a claim against Canopy in an amount determined and payable in accordance with Article 4;

(ii)	the name of such Dissenting Company Floating Shareholder shall be removed from the securities register for the Company Floating Shares; and

(iii)

the Purchaser shall be deemed to be the transferee of such Dissenting Shares, free and clear of all Liens, and the Purchaser shall be entered in the Company’s securities register for the Dissenting Shares as the legal owner of such transferred Dissenting Shares;

(b)

each Company Floating Share held by a Company Floating Shareholder (other than the Purchaser, Canopy or their respective affiliates) shall be transferred, and shall be deemed to be transferred, free and clear of all Liens, by the holder thereof to the Purchaser for the Canopy Share Consideration (or, in the event a Canopy Change of Control shall have occurred prior to the Effective Date, the Per Share Consideration), which Canopy Share Consideration or Per Share Consideration, as applicable, shall be paid in accordance with the provisions of Article 5, and upon such transfer:

(A)	each such former holder of such transferred Company Floating Shares shall be removed from the Company’s securities register for the Company Floating Shares;

(B)	the Purchaser shall be entered in the Company’s securities register for the Company Floating Shares as the legal owner of such transferred Company Floating Shares; and

(C)

each such former holder of such transferred Company Floating Shares shall, subject to Section 5.1 of this Plan of Arrangement, be entered in Canopy’s securities register for the Canopy Shares in respect of the Consideration Shares issued to such holder pursuant to this Section 3.2(b), or, to the extent applicable, in the securities register of the issuer of any Alternate Consideration that such former holder of Company Floating Shares is entitled to receive in lieu of the Consideration Shares;

(c)

each Company Floating Option shall be exchanged for a Replacement Option to acquire from Canopy such number of Canopy Shares as is equal to: (A) the number of Company Floating Shares that were issuable upon exercise of such Company Floating Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (provided that if any holder of Replacement Options, following the exchange pursuant to this Section 3.2(c), is holding in aggregate, Replacement Options that would result in the issuance of a fraction of a Canopy Share, then the number of Canopy Shares to be issued pursuant to such Replacement Options shall be rounded down to the nearest whole number). Such Replacement Options shall provide for an exercise price per Replacement Option (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per Company Floating Share that would otherwise be payable pursuant to the Company Floating Option it replaces is divided by (ii) the Exchange Ratio, and any document evidencing a Company Floating Option shall thereafter evidence and be deemed to evidence such Replacement Option.

(i)

Except as provided herein, all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Floating Option for which it was exchanged, and shall be governed by the terms of the Canopy Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Company Floating Option.

(ii)

Notwithstanding clause (i) immediately above, the terms and conditions of those Replacement Options exchanged for Company Floating Options held by the Company Executives (the “Executive Company Floating Options”) pursuant to this Plan of Arrangement shall be deemed to provide that such Replacement Options shall continue to vest according to the terms of the Executive Company Floating Options as at the date of the Arrangement Agreement, regardless of the resignation of the Company Executives from their positions or offices with the Company, provided that such Company Executives retain a position of employment with Acreage or an affiliate thereof.

It is intended that subsection 7(1.4) of the Tax Act and Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations, as applicable, apply to the exchange of Company Floating Options provided for in this Section 3.2(c). Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the Replacement Option In-The-Money Amount immediately after the exchange does not exceed the Company Floating Option In-The-Money Amount of the Company Floating Option (or a fraction thereof) exchanged for such Replacement Option immediately before the exchange and so on a share-by-share basis, the ratio of the exercise price to the fair market value of the Company Floating Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the Replacement Options immediately following the exchange;

(d)

each Company Floating Warrant shall be exchanged for a Replacement Warrant to acquire from Canopy such number of Canopy Shares as is equal to: (A) the number of Company Floating Shares that were issuable upon exercise of such Company Floating Warrant immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (provided that if any holder of Replacement Warrants, following the exchange pursuant to this Section 3.2(d), is holding in aggregate, Replacement Warrants that would result in the issuance of a fraction of a Canopy Share, then the number of Canopy Shares to be issued pursuant to such Replacement Warrants shall be rounded down to the nearest whole number). Such Replacement Warrants shall provide for an exercise price per whole Replacement Warrant (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per Company Floating Share that would otherwise be payable pursuant to the Company Floating Warrant it replaces is divided by (ii) the Exchange Ratio, and any document evidencing a Company Floating Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant. Except as provided herein, all terms and conditions of a Replacement Warrant, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Floating Warrant for which it was exchanged, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Company Floating Warrant; and

(e)

each Company Floating Share Unit shall be exchanged for a Replacement Share Unit to acquire from Canopy such number of Canopy Shares as is equal to: (A) the number of Company Floating Shares that were issuable upon vesting of such Company Floating Share Unit immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (provided that if any holder of Replacement Share Units, following the exchange pursuant to this Section 3.2(e), is holding in aggregate, Replacement Share Units that would result in the issuance of a fraction of a Canopy Share, then the number of Canopy Shares to be issued pursuant to such Replacement Share Units shall be rounded down to the nearest whole number). Any document evidencing a Company Floating Share Unit shall thereafter evidence and be deemed to evidence such Replacement Share Unit.

(i)

Except as provided herein, all terms and conditions of a Replacement Share Unit, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Floating Share Unit for which it was exchanged, and the exchange shall not provide any holder with any additional benefits as compared to those under his or her original Company Floating Share Unit.

(ii)

Notwithstanding clause (i) immediately above, the terms and conditions of those Replacement Share Units exchanged for Company Floating Share Units held by the Company Executives (the “Executive Company Floating Share Units”) pursuant to this Plan of Arrangement shall be deemed to provide that such Replacement Share Units shall continue to vest according to the terms of the Executive Company Floating Options as at the date of the Arrangement Agreement, regardless of the resignation of the Company Executives from their positions or offices with the Company, provided that such Company Executives retain a position of employment with Acreage or an affiliate thereof.

3.3 Letter of Transmittal.

The Company shall send a Letter of Transmittal to each Company Floating Shareholder within 15 Business Days following the receipt by the Company of a Canopy Call Option Exercise Notice or delivery by the Company of a Triggering Event Notice, as the case may be.

3.4 No Fractional Canopy Shares.

No fractional Canopy Shares will be issued to any Person in connection with this Plan of Arrangement. Where the aggregate number of Canopy Shares to be issued to a Company Floating Shareholder pursuant to this Arrangement would otherwise result in a fraction of a Canopy Share being issuable, then the aggregate number of Canopy Shares to be issued to such Company Floating Shareholder shall be rounded down to the closest whole number and no compensation shall be payable to such Company Floating Shareholder in lieu of any such fractional Canopy Share.

3.5 Currency Conversion.

Where it is necessary to convert any sum from United States dollars to Canadian dollars, or vice versa, any such sum shall (unless otherwise provided hereby or required by law) be converted by applying the closing rate, as determined by the Bank of Canada, in effect on the date immediately preceding the relevant date. The determination of the rate of conversion of any currency hereunder by the Company, Canopy and the Purchaser shall be conclusive, absent manifest error.

ARTICLE 4

RIGHTS OF DISSENT

4.1 Rights of Dissent.

Pursuant to the Interim Order, each registered Company Floating Shareholder may exercise rights of dissent (“Dissent Rights”) under Section 238 of the BCBCA and in the manner set forth in Sections 242 to 247 of the BCBCA, all as modified by this Article 4 as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that the written notice of dissent from the Resolution contemplated by Section 242 of the BCBCA must be sent to and received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Meeting. Company Floating Shareholders who validly exercise such rights of dissent and who:

(a)

are ultimately determined to be entitled to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, will be deemed to have irrevocably transferred such Dissenting Shares to the Purchaser pursuant to Section 3.2(a) of this Plan of Arrangement in consideration of such fair value, and in no case will the Company, Canopy or the Purchaser or any other Person be required to recognize such holders as holders of Company Floating Shares after the Effective Time, and each Dissenting Company Floating Shareholder will cease to be entitled to the rights of a Company Floating Shareholder in respect of the Company Floating Shares in relation to which such Dissenting Company Floating Shareholder has exercised Dissent Rights and the securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Floating Shares as at and from the Effective Time; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Floating Shareholder who has not exercised Dissent Rights.

In addition to any other restrictions set forth in the BCBCA, none of the following Persons shall be entitled to exercise Dissent Rights: (i) Company Floating Optionholders (with respect to any Company Floating Options); (ii) Company Floating Share Unit Holders (with respect to any Company Floating Share Units); (iii) Company Floating Warrant Holders (with respect to any Company Floating Warrants); and (iv) Company Floating Shareholders who vote in favour of, or who have instructed a proxyholder to vote in favour of, the Resolution.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1 Payment and Delivery of Consideration.

(a)

Following receipt by the Depositary of a Canopy Call Option Exercise Notice or a Triggering Event Notice, as the case may be, and prior to the Effective Date, Canopy shall deliver, or cause to be delivered, to the Depositary a sufficient number of Canopy Shares (or, to the extent applicable, any Alternate Consideration) to satisfy the Purchaser’s obligation to cause Canopy to issue Consideration Shares (or, to the extent applicable, any Alternate Consideration) to Company Floating Shareholders in accordance with Section 3.2(b) of this Plan of Arrangement.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Floating Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Floating Shareholder(s), a certificate representing the Consideration Shares (or, to the extent applicable, securities comprising any Alternate Consideration) which such holder is entitled to receive pursuant to this Plan of Arrangement, which

Consideration Shares (or, to the extent applicable, securities comprising any Alternate Consideration) will be registered in such name or names and either (A) delivered to the address or addresses as such Company Floating Shareholder directed in their Letter of Transmittal; or (B) made available for pick up at the office of the Depositary in accordance with the instructions of the Company Floating Shareholder in the Letter of Transmittal, and any certificate representing Company Floating Shares so surrendered shall forthwith thereafter be cancelled.

(c)

Until surrendered as contemplated by Section 5.1(b) of this Plan of Arrangement, each certificate that immediately prior to the Effective Time represented Company Floating Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration Shares (or, to the extent applicable, any Alternate Consideration) in lieu of such certificate as contemplated in Section 5.1(b) of this Plan of Arrangement, less any amounts withheld pursuant to Section 5.3 of this Plan of Arrangement. Any such certificate formerly representing Company Floating Shares not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former Company Floating Shareholder of any kind or nature against or in the Company, Canopy or the Purchaser. On such date, all Consideration Shares (or, to the extent applicable, securities representing any Alternate Consideration) to which such Company Floating Shareholder was entitled shall be deemed to have been surrendered to Canopy and shall be paid over by the Depositary to Canopy or as directed by Canopy.

(d)

No dividends or other distributions declared or made after the Effective Date with respect to Canopy Shares (or, to the extent applicable, securities representing any Alternate Consideration) with a record date on or after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Company Floating Shares, until the surrender of such certificates to the Depositary. Subject to applicable Law and to Section 5.3 of this Plan of Arrangement, at the time of such surrender, there shall, in addition to the delivery of the Canopy Shares (or, to the extent applicable, securities comprising any Alternate Consideration) to which such Company Floating Shareholder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Canopy Shares (or, to the extent applicable, securities comprising any Alternate Consideration).

(e)

No holder of Company Floating Shares shall be entitled to receive any consideration or entitlement with respect to such Company Floating Shares in connection with the transactions or events contemplated by this Plan of Arrangement other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.2 of this Plan of Arrangement, this Section 5.1 and the other terms of this Plan of Arrangement.

5.2 Lost Certificates.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Floating Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration Shares (or, to the extent applicable, any Alternate Consideration) that such Company Floating Shareholder has the right to receive pursuant to this Plan of Arrangement, delivered in accordance with such Company Floating Shareholder’s Letter of Transmittal. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration Shares (or, to the extent applicable, any Alternate Consideration) are to be delivered shall as a condition precedent to the delivery of such Consideration Shares (or, to the extent applicable, any Alternate Consideration), give a bond satisfactory to Canopy, the Purchaser and the Depositary (each acting reasonably) in such sum as Canopy may direct (acting reasonably), or otherwise indemnify Canopy, the Purchaser and the Company in a manner satisfactory to Canopy (acting reasonably) against any claim that may be made against Canopy, the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3 Withholding Rights.

(a)

Canopy, the Purchaser, the Company and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 4.1 of this Plan of Arrangement), such amounts as Canopy, the Purchaser, the Company or the Depositary (as applicable) determines, acting reasonably, are required to be deducted and withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Governmental Entity.

(b)

Not later than 10 Business Days prior to the Effective Date, Canopy shall give written notice to the Company of any deduction or withholding set forth in Section 5.3(a) of this Plan of Arrangement that Canopy intends to make or that it anticipates the Depositary making and afford the Company a reasonable opportunity to dispute any such deduction or withholding.

(c)

Each of the Company, Canopy, the Purchaser and the Depositary is hereby authorized to sell or otherwise dispose of such portion of Canopy Shares (or, to the extent applicable, any Alternate Consideration) payable to any Company Floating Shareholder pursuant to this Plan of Arrangement as is necessary to provide sufficient funds to the Company, Canopy, the Purchaser or the Depositary, as the case may be, to enable it to implement such deduction or withholding, and the Company, Canopy, the Purchaser or the Depositary will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale.

5.4 No Liens.

Any exchange or transfer of securities pursuant to this Plan of Arrangement, including the surrender of Company Floating Shares by Dissenting Company Floating Shareholders, shall be free and clear of any Liens or other claims of third parties of any kind.

5.5 Paramountcy.

From and after the Effective Time, this Plan of Arrangement shall take precedence and priority over any and all Company Floating Shares, Company Floating Options, Company Floating Share Units and Company Floating Warrants issued or outstanding at or following the Effective Time.

ARTICLE 6

AMENDMENTS

6.1 Amendments to Plan of Arrangement.

(a)

The Company, Canopy and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Canopy, the Purchaser and the Company (subject to the Arrangement Agreement), each acting reasonably, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Floating Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Canopy or the Purchaser at any time prior to the Meeting (provided that Canopy, the Purchaser or the Company, subject to the Arrangement Agreement, have each consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Company, Canopy and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Floating Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Canopy, the Purchaser and the Company, provided that it concerns a matter which, in the reasonable opinion of Canopy, the Purchaser and the Company and on the advice of counsel, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Company Floating Shareholder, High Street Holder or USCo2 Class B Shareholder.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8

U.S. SECURITIES LAW EXEMPTION

Notwithstanding any provision herein to the contrary, the Company, Canopy and the Purchaser each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all: (a) Consideration Shares to be issued in exchange for Company Floating Shares; (b) Replacement Options to be issued to holders of Company Floating Options in exchange for Company Floating Options pursuant to Section 3.2(c) of this Plan of Arrangement; (c) Replacement Warrants to be issued to holders of Company Floating Warrants in exchange for Company Floating Warrants pursuant to Section 3.2(d) of this Plan of Arrangement; and (d) Replacement Share Units to be issued to holders of Company Floating Share Units in exchange for Company Floating Share Units pursuant to Section 3.2(e) of this Plan of Arrangement, whether in the United States, Canada or any other country, will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and similar exemptions under applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement and this Plan of Arrangement. Holders of Company Floating Options, Company Floating Warrants and Company Floating Share Units entitled to receive Replacement Options, Replacement Warrants and Replacement Share Units, respectively, will be advised that the exemption provided by the U.S. Securities Act pursuant to Section 3(a)(10) thereof, will not be available for the issuance of any Canopy Shares issuable upon the exercise or vesting of the applicable Replacement Options, Replacement Warrants or Replacement Share Units, if any.

SCHEDULE B

RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) of Acreage Holdings, Inc. (the “Company”) , as more particularly described and set forth in the proxy statement of the Company dated ●, 2022 (the “Circular”) accompanying the corresponding notice of meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement among the Company, Canopy USA, LLC and Canopy Growth Corporation dated October 24, 2022 (as it may be amended, modified or supplemented, the “Arrangement Agreement”)), is hereby authorized, approved and adopted.

2.

The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with its terms and the Arrangement Agreement, the “Plan of Arrangement”), the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.

The (i) Arrangement Agreement and the transactions provided for therein, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, are hereby ratified, confirmed and approved.

4.

The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.

Notwithstanding that these resolutions, and the Arrangement, have been adopted by the holders of Class D subordinate voting shares of the Company or that the Arrangement may be approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered, without notice to or approval of such shareholders of the Company, to (i) authorize and approve further amendments, modifications or supplements to the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereby; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.

Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver and file such documents as may be required to be delivered and filed with the Registrar of Companies under the BCBCA in accordance with the Arrangement Agreement.

7.

Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such Person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B-1

SCHEDULE C

VOTING SUPPORT AGREEMENT

See attached.

C-1

EXECUTION VERSION

VOTING SUPPORT AGREEMENT

THIS AGREEMENT is made as of October 24, 2022

AMONG:

[●] (the “Shareholder”)

- and -

CANOPY GROWTH CORPORATION, a corporation existing under the federal laws of Canada (“Canopy”)

- and -

CANOPY USA, LLC, a limited liability company existing under the laws of State of Delaware (the “Purchaser”)

RECITALS:

WHEREAS, in connection with an arrangement agreement between the Purchaser, Canopy and Acreage Holdings, Inc. (the “Company”) dated as of the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”), the Purchaser proposes to, among other things, acquire all of the terms Class D subordinate voting shares of the Company (the “Company Floating Shares”);

AND WHEREAS, it is contemplated that the proposed transaction will be effected pursuant to an arrangement under Section 288 of the Business Corporations Act (British Columbia) (the “Arrangement”) provided for in the plan of arrangement set out in the Arrangement Agreement (the “Plan of Arrangement”);

AND WHEREAS, the Shareholder is the beneficial owner, directly or indirectly, of the Subject Shares (as defined below) listed on the Shareholder’s signature page attached to this Agreement;

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Shares and the other restrictions and covenants set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

Unless indicated otherwise, where used in this Agreement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms have corresponding meanings), including the recitals:

“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the holding of voting securities of another entity sufficient to elect a majority of the board of directors (or the equivalent) of such entity;

“Agreement” means this voting support agreement dated as of the date hereof between the Shareholder, Canopy and the Purchaser, as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Arrangement Agreement” has the meaning ascribed thereto in the recitals hereof;

“Effective Date” has the meaning specified in Section 1.1 of the Plan of Arrangement;

“Effective Time” means 12:00 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as the Parties agree to in writing before the Effective Date;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Toronto, Ontario or Vancouver British Columbia or New York, New York, as the context requires;

“Canopy” has the meaning ascribed thereto in the recitals hereof;

“Circular” means the notice of the Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to the Company Floating Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Company” has the meaning ascribed thereto in the recitals hereof;

“Company Floating Options” has the meaning specified in the Arrangement Agreement;

“Company Floating Share Units” has the meaning specified in the Arrangement Agreement;

“Company Floating Shareholders” means the registered or beneficial holders of the Company Floating Shares, as the context requires;

“Company Floating Shares” has the meaning ascribed thereto in the recitals hereof;

“Existing Agreement” means the arrangement agreement between the Company and Canopy dated April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange;

“High Street Units” has the meaning specified in the Arrangement Agreement;

“Meeting” means the special meeting of Company Floating Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called to consider approval of the Arrangement;

“Notice” has the meaning ascribed thereto in Section 4.7;

“Parties” means the Shareholder, Canopy and the Purchaser and “Party” means any one of them;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Purchaser” has the meaning ascribed thereto in the recitals hereof;

“Resolution” means the special resolution of the Company Floating Shareholders approving the Arrangement to be considered at the Meeting.

“Securities Authority” means all applicable securities regulatory authorities, including the applicable securities commissions or similar regulatory authorities in each of the provinces of Canada;

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“Shareholder” has the meaning ascribed thereto in the recitals hereof;

“Subject Shares” means the Company Floating Shares and other securities listed on the Shareholder’s signature page attached to this Agreement convertible into Company Floating Shares and any Company Floating Shares acquired by the Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Subject Shares may be converted into, exchanged for or otherwise changed into;

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of the Arrangement Agreement; and

“USCo2 Class B Shares” has the meaning specified in the Arrangement Agreement.

1.2	Gender and Number.

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3	Currency.

All references to dollars or to “$” are references to United States dollars.

1.4	Headings.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action.

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Toronto Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder.

The Shareholder represents and warrants to the Purchaser and Canopy (and acknowledges that the Purchaser and Canopy are relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)	The Shareholder, if the Shareholder is not a natural person, is a corporation or other entity validly existing under the laws of the jurisdiction of its existence.

(b)

The Shareholder, if the Shareholder is not a natural person, has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)

The Shareholder, directly or indirectly, exercises control or direction over all of the Subject Shares set forth the Shareholder’s signature page attached to this Agreement. Other than the Subject Shares, neither the Shareholder nor any of its affiliates, beneficially own, directly or indirectly, or exercise control or direction over any securities convertible or exchangeable into any Company Floating Shares.

(d)

As at the date hereof, the Shareholder is, and immediately following the record date for the Meeting the Shareholder will be, directly or indirectly, the sole beneficial owner of the Subject Shares listed on Schedule A hereto, with good and marketable title thereto.

(e)	The Shareholder has the sole right to sell and vote or direct the sale and voting of the Subject Shares listed on Schedule A hereto.

(f)

No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Shares or any interest therein or right thereto, except the Purchaser pursuant to this Agreement or the Arrangement Agreement.

(g)

No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of the Shareholder’s obligations under this Agreement, other than those that are contemplated by the Arrangement Agreement.

(h)

None of the Subject Shares are subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Company’s securityholders or give consents or approvals of any kind, except this Agreement or as contemplated by the Arrangement Agreement.

(i)

None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions by the Shareholder contemplated hereby or the compliance by the Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Shareholder (if the Shareholder is not a natural person); (ii) any contract to which the Shareholder is a party or by which the Shareholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity applicable to the Shareholder; or (iv) any law applicable to the Shareholder, except in each case as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder.

2.2	Representations and Warranties of Canopy.

Canopy represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)

Canopy is a corporation duly incorporated and validly existing under the federal laws of Canada and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Arrangement Agreement. This Agreement has been duly executed and delivered by Canopy and constitutes a legal, valid and binding agreement of Canopy enforceable against Canopy in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)

None of the execution and delivery by Canopy of this Agreement or the compliance by Canopy with Canopy’s obligations hereunder or Canopy’s completion of the transactions contemplated herein and in the Arrangement Agreement will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of Canopy; (ii) any contract to which Canopy is a party or by which Canopy is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

(c)

No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Canopy in connection with the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement, other than those which are contemplated by the Arrangement Agreement.

2.3	Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)

The Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform its obligations under this Agreement and the Arrangement Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)

None of the execution and delivery by the Purchaser of this Agreement or the compliance by the Purchaser with the Purchaser’s obligations hereunder or the Purchaser’s completion of the transactions contemplated herein and in the Arrangement Agreement will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Purchaser; (ii) any contract to which the Purchaser is a party or by which the Purchaser is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

(c)

No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement, other than those which are contemplated by the Arrangement Agreement.

ARTICLE 3

COVENANTS

3.1	Covenants of the Shareholder.

(a)

The Shareholder hereby covenants and agrees in favour of the Purchaser and Canopy that, from the date hereof until the termination of this Agreement in accordance with Section 4.1, except as permitted by this Agreement:

(i)

at any meeting of securityholders of the Company called to vote upon the Resolution or the transactions contemplated by the Arrangement Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Resolution or the transactions contemplated by the Arrangement Agreement is sought (including by written consent in lieu of a meeting), the Shareholder shall cause all its Subject Shares which carry the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all its Subject Shares which carry the right to vote at such meeting in favour of the Resolution and the transactions contemplated by the Arrangement Agreement;

(ii)

at any meeting of securityholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Company is sought in respect of any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Arrangement and each of the transactions contemplated by the Arrangement Agreement (the “Prohibited Matters”) (including by written consent in lieu of a meeting), the Shareholder shall cause all its Subject Shares which carry the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all its Subject Shares which carry the right to vote at such meeting against the Prohibited Matters;

(iii)

the Shareholder shall revoke any and all proxies previously granted or voting instruction forms or other voting documents previously delivered that may conflict or be inconsistent with the Shareholder’s covenants and agreements set forth in this Agreement;

(iv)

the Shareholder agrees that he or she will not, directly or indirectly (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement to Transfer any of its Subject Shares to any Person prior to the record date for the Meeting, other than pursuant to the Arrangement Agreement, or (ii) grant any proxies or power of attorney, deposit any of its Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares, other than as contemplated in this Agreement;

(v)

the Shareholder shall not exercise any rights of appraisal or rights of dissent, as applicable, in respect of the Resolution or the transactions contemplated by the Arrangement Agreement that the Shareholder may have; and

(vi)

without limiting the generality of Section 4.13, no later than five Business Days prior to the date of the Meeting: (i) with respect to any Subject Shares that are registered in the name of the Shareholder and entitled to vote at the Meeting, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Resolution, with a copy to Canopy concurrently with such delivery; and (ii) with respect to any Subject Shares that are beneficially owned by the Shareholder but not registered in the name of the Shareholder, the Shareholder shall deliver a duly executed voting instruction form to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Shares, instructing that the Shareholder’s Subject Shares be voted at the Meeting in favour of the Resolution, with a copy to Canopy concurrently with such delivery . Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of Canopy and the Purchaser.

(b)

From the date hereof until the termination of this Agreement in accordance with Section 4.1, subject to Section 4.5, the Shareholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, representative or agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation of proxies in opposition to or competition with the transactions contemplated by the Arrangement;

(ii)

assist any Person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the transactions contemplated by the Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Arrangement Agreement; or

(iv)	knowingly encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(c)	The Shareholder hereby consents to, to the extent required by Law:

(i)

details of this Agreement being set out in any press release, proxy statement, including the Circular, and court documents produced by the Company or Canopy or any of their respective affiliates in connection with the Arrangement in accordance with the provisions of the Arrangement Agreement; and

(ii)	this Agreement being made publicly available, including by filing on SEDAR operated on behalf of the Securities Authorities with all reasonable redactions made at the request of the Shareholder.

(d)

Except as required by applicable law or stock exchange requirements, the Shareholder will not, and will ensure that its affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of Canopy and the Purchaser.

ARTICLE 4

GENERAL

4.1	Termination.

This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Shareholder and Canopy;

(b)	the date, if any, that the Arrangement Agreement is terminated in accordance with its terms;

(c)	the Effective Time;

(d)	unless extended by mutual agreement of the Shareholder, on the one hand, and the Purchaser, on the other hand, on the Outside Date if the Effective Time has not yet occurred; or

(e)

the date that the Shareholder provides written notice to the Purchaser of the termination of this Agreement following the Arrangement Agreement or the terms of the Arrangement being amended such that (i) the consideration to be received by the Shareholder on an after-tax-basis is reduced, or (ii) the completion of the Arrangement is reasonably expected to take materially longer than the existing Outside Date.

4.2	Time of the Essence.

Time is of the essence in this Agreement.

4.3	Effect of Termination.

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform any of its covenants and agreements under this Agreement, provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein.

4.4	Equitable Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.5	Capacity and Fiduciary Duty.

The Purchaser and Canopy each hereby agree and acknowledge that the Shareholder is bound hereunder solely in his or her capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its affiliates or their directors, officers, shareholders, employees or agents in his or her capacity as a director or officer of the Company or any of its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any Party from properly fulfilling his or her fiduciary duties as a director or officer of the Company or any of its Subsidiaries and nothing in this Agreement shall prevent a Shareholder who is a member of the board of directors or an officer of the Company from engaging, in such Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries.

4.6	Control

If any of the Subject Shares are held through a nominee, corporation, trust or other legal entity, including but not limited to a broker or other financial intermediary, over which the Shareholder has control as defined in the legislation governing the ownership of the property of such nominee, corporation, trust or other legal entity (either alone or in conjunction with any other Person), the Shareholder will vote or will cause to be voted such Subject Shares and exercise its power and authority to ensure that this Agreement is complied with by such nominee, corporation, trust or other legal entity.

4.7	Waiver; Amendment.

The Parties agree and confirm that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.8	Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

4.9	Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) (must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	to Canopy at:

Canopy Growth Corporation

1 Hershey Drive

Smith Falls, ON K7A 0A8

Attention:        Christelle Gedeon

Email:              [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza, 40 King Street West

Toronto, ON M5H 3C2

Attention:        Jonathan Sherman

Email:              jsherman@cassels.com

and

Attention:        Jamie Litchen

Email:              jlitchen@cassels.com

(b)	to the Purchaser at:

Canopy USA, LLC

35715 Hwy 40, Ste D102

Evergreen, Colorado

80439

Attention:        Legal

Email:              [PERSONAL INFORMATION REDACTED]

(c)	to the Shareholder, at the address set out in the Shareholder’s signature page attached to this Agreement.

Any Notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing Notice in accordance with the foregoing. Any subsequent Notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice or other communication to that Party. The failure to send a copy of a Notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

4.10	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.11	Successors and Assigns.

The provisions of this Agreement will be binding upon and enure to the benefit of the Parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto.

4.12	Independent Legal Advice.

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.13	Further Assurances.

The Parties hereto will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and the Parties will provide such further documents or instruments required by the other Parties as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

4.14	Expenses

Each of the Parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

4.15	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein. The Parties irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

4.16	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts delivery by facsimile or similar electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

CANOPY GROWTH CORPORATION

Per:
Authorized Signing Officer
I have authority to bind the company.

CANOPY USA, LLC

Per:
Authorized Signing Officer
I have authority to bind the company.

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

[Shareholder]

(Print Name of Shareholder)

(Place of Residency)
(Print Name and Title)

Address:

Telephone:

Email:

(Number of Company Floating Shares Held)

(Number of High Street Units Held)

(Number of USCo2 Class B Shares Held)

(Number of Company Floating Options Held)

(Number of Company Floating Share Units Held)

SCHEDULE D

USCO2 CONSTATING DOCUMENT AMENDMENTS

See attached.

D-1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACREAGE HOLDINGS WC, INC.,

a Nevada corporation

Acreage Holdings WC, Inc. (the “Corporation”), a Nevada corporation, hereby amends and restates its Articles of Incorporation, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes (“NRS”).

The Third Amended and Restated Articles of Incorporation (the “Restated Articles”) were approved by the board of directors of the Corporation (the “Board of Directors”) by written consent on __________, 2022 for adoption at the Effective Time (as defined below). Upon the recommendation of the Board of Directors, the shareholders of the Corporation holding the requisite voting power approved the Restated Articles by written consent on __________, 2022 for adoption at the Effective Time. As a result, the Restated Articles were authorized and adopted in accordance with the NRS, effective at the Effective Time.

The Restated Articles correctly set forth the text of the Corporation’s Articles of Incorporation as amended up to and by the Restated Articles.

ARTICLE I

The name of this Corporation is Acreage Holdings WC, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the NRS.

ARTICLE III

(A) Authorized Capital. The Corporation is authorized to issue two classes of shares to be designated, respectively, “Class A Voting Common Shares”, “Class B Non-Voting Fixed Common Shares” and “Class B Non-Voting Floating Common Shares” and collectively, the “Common Shares.” The total number of Common Shares which the Corporation is authorized to issue is 2,000,000,000 shares, each with a par value of $0.001 per share, consisting of 1,000,000,000 Class A Voting Common Shares, 500,000,000 Class B Non-Voting Fixed Common Shares and 500,000,000 Class B Non-Voting Floating Common Shares. The number of authorized shares of any of the Class A Voting Common Shares, Class B Non-Voting Fixed Common Shares or Class B Non-Voting Floating Common Shares may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the Corporation entitled to vote thereon. In the event of a reclassification, consolidation, division, dividend of securities or other recapitalization of Acreage Shares or Pubco Shares, the Corporation and the holders of Class A Voting Common Shares shall undertake all actions necessary and appropriate to maintain the same ratio between the number of Acreage Shares, Pubco Shares and the number of Common Shares issued and outstanding immediately prior to such reclassification, consolidation, division, dividend of securities or other recapitalization of Acreage Shares and/or Pubco Shares, as applicable, including, without limitation, effecting a reclassification, consolidation, division, dividend of securities or other recapitalization with respect to the Common Shares.

(B) Recapitalization. As of the Effective Time of the Restated Articles, each holder of Class B Non-Voting Common Shares will have received, in exchange for each Class B Non-Voting Common Share outstanding, 0.7 Class B Non-Voting Fixed Common Shares and 0.3 Class B Non-Voting Floating Common Shares in a transaction intended to qualify for U.S. tax purposes as a recapitalization under section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(C) Class A Voting Common Shares.

1. General. The voting, dividend and liquidation rights of the holders of Class A Voting Common Shares are subject to and qualified by the rights, powers and privileges of the holders of Class B Non-Voting Fixed Common Shares and Class B Non-Voting Floating Common Shares set forth in these Restated Articles.

2. Dividend Rights. The holders of Class A Voting Common Shares, together with holders of Class B Non-Voting Fixed Common Shares and Class B Non-Voting Floating Common Shares on a pro-rata basis, shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

3. Voting Rights. Each holder of Class A Voting Common Shares shall be entitled to the number of votes equal to the number of Class A Voting Common Shares held. Holders of Class A Voting Common Shares shall vote together with all other classes entitled to vote at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent. Any action required or permitted by the NRS to be taken at a shareholders’ meeting may be taken without a meeting, if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Class A Voting Common Shares, together with holders of Class B Non-Voting Fixed Common Shares and Class B Non-Voting Floating Common Shares on a pro-rata basis, will be entitled to receive all assets of the Corporation available for distribution to its shareholders.

5. Preferred Return. The holders of Class A Voting Common Shares, together with holders of Class B Non-Voting Fixed Common Shares and Class B Non-Voting Floating Common Shares on a pro-rata basis, shall be entitled to receive a distribution of any Class B Preferred Return Base Amount or Class B Preferred Return Amount (each as defined in the HSCP A&R Agreement) received by the Corporation from HSCP promptly following such receipt.

(D) Class B Non-Voting Common Shares.

1. Voting Rights. Except as otherwise specifically provided herein or by law, the holders of Class B Non-Voting Fixed Common Shares and Class B Non-Voting Floating Common Shares (the “Class B Non-Voting Common Shares”) shall have no voting rights with respect to their Class B Non-Voting Common Shares.

2. 7 Year Put Option. On the seventh (7th) anniversary of the Effective Time, each holder of Class B Non-Voting Common Shares may, at its option and in accordance with the notice and other procedural provisions set forth in Article III(C)3 as applied to HSCP (the “7 Year Put Option”), sell all (but not less than all) of such holder’s Class B Non-Voting Common Shares directly to HSCP in exchange for such holder’s pro-rata portion (calculated on the basis of the holders of Class A Voting Common Shares together with holders of Class B Non-Voting Common Shares) of the Corporation’s total Class B Option Consideration (as defined in the HSCP A&R Agreement).

3. Redemption and Exchange Rights.

a. Subject to the provisions set forth in this Article III(C), each holder of Class B Non-Voting Common Shares (other than Acreage, if applicable) shall be entitled to (the “Redemption Right”) cause the Corporation to redeem its Class B Non-Voting Common Shares at any time, unless such holder of Class B Non-Voting Common Shares has entered into a contractual lock-up agreement in connection with the Arrangement Agreement or otherwise and relating to the shares of Pubco that may be applicable to such holder of Class B Non-Voting Common Shares, and then beginning on the date such lock-up agreement has been waived or terminated as it applies to such holder of Class B Non-Voting Common Shares (a “Redemption”). A holder of Class B Non-Voting Common Shares desiring to exercise its Redemption Right (the “Redeeming Holder”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Corporation with a copy to Acreage and Pubco. The Redemption Notice shall specify (i) the number of Class B Non-Voting Common Shares (the “Redeemed Shares”), that the Redeeming Holder intends to have the Corporation redeem; provided that the proportion of Redeemed Shares subject to a Redemption by a Redeeming Holder must be 70% Class B Non-Voting Fixed Common Shares and Class B Non-Voting Floating Common Shares; and (ii) a date (unless and to the extent that the Corporation in its sole discretion agrees in writing to waive such time periods) at least three Business Days in the future on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided that the Corporation, Acreage, Pubco and the Redeeming Holder may change the number of Redeemed Shares and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them. Unless the Redeeming Holder has revoked or delayed a Redemption as provided in Article III(C)3.c, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Holder shall transfer and surrender the Redeemed Shares to the Corporation, free and clear of all liens and encumbrances, and (B) the Corporation, either itself or through its appointed transfer agent, shall transfer to the Redeeming Holder the consideration to which the Redeeming Holder is entitled under Article III(C)3.b, provided that, if such Class B Non-Voting Common Shares are certificated, the Corporation, either itself or through its appointed transfer agent, shall issue to the Redeeming Holder a certificate for a number of Class B Non-Voting Common Shares equal to the difference (if any) between the number of Class B Non-Voting Common Shares evidenced by the certificate surrendered by the Redeeming Holder pursuant to clause (B) of this Article III(C)3.a and the Redeemed Shares.

b. In exercising its Redemption Right, a Redeeming Holder shall be entitled to receive the following:

i.

In the event that Canopy USA has completed the Floating Share Acquisition, the Share Settlement (defined below) or the Cash Settlement (defined below); provided that the Corporation shall have the option to select whether the redemption payment is made by means of a Share Settlement or a Cash Settlement.

ii.

In the event that Canopy USA has not completed the Floating Share Acquisition, the Class B Floating Share Settlement or the Class B Floating Cash Settlement for the Class B Non-Voting Floating Common Shares and the Class B Fixed Share Settlement or the Class B Fixed Cash Settlement for the Class B Non-Voting Fixed Common Shares; provided that the Board of Directors shall have the option to select whether the redemption payment relating to the (i) Class B Non-Voting Floating Common Shares is made by means of a Class B Floating Share Settlement or a Class B Floating Cash Settlement, and (ii) Class B Non-Voting Fixed Common Shares is made by means of a Class B Fixed Share Settlement or a Class B Floating Cash Settlement.

iii.

Within three (3) Business Days of delivery of the Redemption Notice, the Corporation shall give written notice (the “Contribution Notice”) to Acreage and Pubco (with a copy to the Redeeming Holder) of its intended settlement method; provided that if the Corporation does not timely deliver a Contribution Notice, the Corporation shall be deemed to have elected the Share Settlement method or the Class B Floating Share Settlement method with respect to the Class B Non-Voting Floating Common Shares and the Class B Fixed Share Settlement method with respect to the Class B Non-Voting Fixed Common Shares, as applicable.

c. In the event the Corporation elects a Share Settlement, a Class B Fixed Share Settlement, or a Class B Floating Share Settlement, as applicable, in connection with a Redemption, a Redeeming Holder shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Pubco Shares or Acreage Shares, as applicable, to be registered for such Redeeming Holder at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Canadian Securities Exchange or any other Governmental Entity having jurisdiction over the Pubco Shares or Acreage Shares, as applicable, or no such resale registration statement has yet become effective; (ii) if the Redemption is conditional on the resulting Pubco Shares or Acreage Shares, as applicable, being qualified for distribution under a prospectus on terms which Pubco or Acreage, as applicable, has agreed to and Pubco or Acreage, as applicable, shall have failed to cause such prospectus to be filed and receipted by the applicable securities regulatory authorities in accordance with the conditions to the Redemption; (iii) Pubco or Acreage, as applicable, shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Holder to have its Pubco Shares or Acreage Shares, as applicable, registered at or immediately following the consummation of the Redemption; (iv) Pubco or Acreage, as applicable, shall have disclosed to such Redeeming Holder any material non-public information concerning Pubco or Acreage, as applicable, the receipt of which could reasonably be determined to result in such Redeeming Holder being prohibited or restricted from selling Pubco Shares or Acreage Shares, as applicable, at or immediately following the Redemption without disclosure of such information (and Pubco or Acreage, as applicable, does not permit disclosure); (v) any stop order or cease trade order relating to the Pubco Shares or Acreage Shares, as applicable, shall have been issued by the Canadian Securities Exchange or any other applicable exchange or an applicable securities regulatory authority; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Pubco Shares or Acreage Shares, as applicable, are then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; or (viii) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeeming Holder seeking to revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (viii) above have controlled or intentionally materially influenced any facts, circumstances, or persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Pubco or Acreage, as applicable) in order to provide such Redeeming Holder with a basis for such delay or revocation. If a Redeeming Holder delays the consummation of a Redemption pursuant to this Article III(C)3.b, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, Pubco or Acreage, as applicable, and such Redeeming Holder may agree in writing).

d. The number of Pubco Shares, Acreage Shares or the Redeemed Shares Equivalent, Class B Fixed Redeemed Shares Equivalent or Class B Floating Redeemed Shares Equivalent that a Redeeming Holder is entitled to receive under Article III(C)3.b (through a Share Settlement or Cash Settlement or through a Class B Floating Share Settlement or Class B Floating Cash Settlement or through a Class B Fixed Share Settlement or Class B Fixed Cash Settlement, as applicable) shall not be adjusted on account of any dividends previously paid with respect to Pubco Shares or Acreage Shares, as applicable; provided, however, that if a Redeeming Holder causes the Corporation to redeem Redeemed Shares and the Redemption Date occurs subsequent to the record date for any dividend with respect to the Redeemed Shares but prior to payment of such dividend, the Redeeming Holder shall be entitled to receive such dividend with respect to the Redeemed Shares on the date that it is made notwithstanding that the Redeeming Holder transferred and surrendered the Redeemed Shares to the Corporation prior to such date.

e. In the event of a reclassification or other similar transaction as a result of which either the Pubco Shares or Acreage Shares are converted into another security, then in exercising its Redemption Right a Redeeming Holder shall be entitled to receive the amount of such security that the Redeeming Holder would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date (or effective date in the event that there is no associated record date) of such reclassification or other similar transaction.

f. Exchange Right of Pubco or its Affiliates.

i. Notwithstanding anything to the contrary in this Article III, the Corporation may, in its sole and absolute discretion, assign to Pubco or one of its affiliates, on the Redemption Date, the right to directly consummate the exchange of (i) Redeemed Shares for the Share Settlement or Cash Settlement, as the case may be, through a direct exchange of such Redeemed Shares and such consideration between the Redeeming Holder and Pubco or its affiliate (as applicable); or (ii) Redeemed Shares for the Class B Fixed Share Settlement or the Class B Fixed Cash Settlement or the Class B Floating Share Settlement or the Class B Floating Cash Settlement, as the case may be, through a direct exchange of such Redeemed Shares and such consideration between the Redeeming Holder and Pubco or its affiliate (as applicable) (each of (i) and (ii), a “Direct Exchange”). Upon such Direct Exchange pursuant to this Article III(C)3.f, Pubco or its affiliate (as applicable) shall acquire the Redeemed Shares and shall be treated for all purposes as the owner of such Redeemed Shares.

ii. The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to Pubco or its affiliate (as applicable) and the Redeeming Holder setting forth its election to assign to Pubco or its affiliate (as applicable) its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Shares that would have otherwise been subject to a Redemption. Except as otherwise provided by this Article III(C)3.f.ii, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

g. Corporation or Acreage Option. At any time immediately following the Effective Time, if Canopy USA completes the Floating Share Acquisition, then Pubco shall have an option to acquire all but not less than all of the outstanding Class B Non-Voting Common Shares for the Share Settlement (the “Class B Share Option”), which shall be exercisable by written notice to each of the holders of Class B Non-Voting Common Shares. In the event that Canopy USA does not complete the Floating Share Acquisition, then Pubco shall not have the Class B Share Option but shall only have the option to acquire all but not less than all of the outstanding Class B Fixed Shares for the Class B Fixed Share Settlement (the “Pubco Fixed Share Option”). If Pubco exercises the Pubco Fixed Share Option then (i) Pubco shall complete the exchange of the Class B Fixed Shares for the Class B Fixed Share Settlement as if each holder of the Class B Non-Voting Common Shares had exercised its Redemption Right pursuant to Article III(C)3, and (ii) the Corporation or Acreage, as applicable, shall complete the exchange of the Class B Floating Shares for the Class B Floating Share Settlement as if each holder of Class B Non-Voting Common Shares had exercised its Redemption Right pursuant to Article III(C)3.

4. Dividend Rights. The holders of Class B Non-Voting Common Shares, together with holders of Class A Voting Common Shares on a pro-rata basis, shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

5. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Class B Non-Voting Common Shares, together with holders of Class A Voting Common Shares on a pro-rata basis, will be entitled to receive all assets of the Corporation available for distribution to its shareholders.

6. Preferred Return. The holders of Class B Non-Voting Common Shares, together with holders of Class A Voting Common Shares on a pro-rata basis, shall be entitled to receive a distribution of any Class B Preferred Return Base Amount or Class B Preferred Return Amount (each as defined in the HSCP A&R Agreement) received by the Corporation from HSCP promptly following such receipt.

7. Definitions. As used in these Restated Articles:

a. “Acreage” means Acreage Holdings, Inc., a corporation existing under the laws of British Columbia, and any successors thereto.

b. “Acreage Shares” means the shares of Acreage, as authorized in the constating documents of Acreage.

c. “Amended Plan of Arrangement” means the amended and restated plan of arrangement attached as Schedule A to the Amending Agreement.

d. “Amending Agreement” means that certain Second Amendment to the Arrangement Agreement dated as of September 23, 2020 between Acreage and Pubco.

e. “Arrangement Agreement” means that certain arrangement agreement by and between Pubco and Acreage dated as of April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020.

f. “Black-Out Period” means any “black-out” or similar period under Acreage’s or Pubco’s policies covering trading in Acreage’s or Pubco’s securities to which the applicable Redeeming Holder is subject, which period restricts the ability of such Redeeming Holder to immediately resell the Acreage Shares or Pubco Shares to be delivered to such Redeeming Holder in connection with a Share Settlement.

g. “Business Day” means any day other than a Saturday or a Sunday or a day on which the principal securities exchange on which the Pubco Shares are traded or quoted is closed or banks located in Toronto, Ontario, Canada or Las Vegas, Nevada generally are authorized or required by law to close.

h. “Canopy USA” means Canopy USA, LLC, a limited liability company existing under the laws of the State of Delaware, together with its successors and assigns.

i. “Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Shares Equivalent.

j. “Class B Exchange Ratio” has the meaning of the term “Exchange Ratio” as set forth in the Amended Plan of Arrangement.

k. “Class B Fixed Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Class B Fixed Redeemed Shares Equivalent.

l. “Class B Fixed Redeemed Shares Equivalent” means the product of (a) the Class B Fixed Share Settlement and (b) the Class B Fixed Share Redemption Price.

m. “Class B Fixed Share Redemption Price” means the volume weighted average price for a Fixed Share on the principal securities exchange on which the Fixed Shares are traded or quoted, as reported by Bloomberg, L.P., or its successor, for each of the thirty (30) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Fixed Shares. If the Fixed Shares no longer trade on a securities exchange or automated or electronic quotation system, then the Board of Directors shall determine the Class B Fixed Share Redemption Price in good faith.

n. “Class B Fixed Share Settlement” means a number of Pubco Shares equal to (x) the number of Redeemed Shares multiplied by 0.7, multiplied by (y) the Class B Exchange Ratio. If the Pubco Shares are no longer traded on a securities exchange or automated or electronic quotation system, then the Board of Directors shall determine the Class B Fixed Share Settlement in good faith.

o. “Class B Floating Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Class B Floating Redeemed Shares Equivalent.

p. “Class B Floating Ratio” has the meaning of the term “Exchange Ratio” as set forth in the Floating Share Plan of Arrangement.

q. “Class B Floating Redeemed Shares Equivalent” means the product of (a) the Class B Floating Share Settlement and (b) the Class B Floating Share Redemption Price.

r. “Class B Floating Share Redemption Price” means either (i) in the event that Canopy USA has completed the Floating Share Acquisition, the volume weighted average price for a Pubco Share on the principal securities exchange on which the Pubco Shares are traded or quoted, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Pubco Shares; or (ii) in the event that Canopy USA has not completed the Floating Share Acquisition, the volume weighted average price for an Acreage Share on the principal securities exchange on which the Acreage Shares are traded or quoted, as reported by Bloomberg, L.P., or its successor, for each of the thirty (30) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Acreage Shares. If the Pubco Shares or the Acreage Shares no longer trade on a securities exchange or automated or electronic quotation system, then the Board of Directors shall determine the Class B Floating Share Redemption Price in good faith.

s. “Class B Floating Share Settlement” means either (i) in the event that Canopy USA has completed the Floating Share Acquisition, a number of Pubco Shares equal to (x) the number of Redeemed Shares multiplied by 0.3, multiplied by (y) the Class B Floating Ratio; or (ii) in the event that Canopy USA has not completed the Floating Share Acquisition, a number of Acreage Shares equal to the number of Redeemed Shares multiplied by 0.3. If the Pubco Shares or the Acreage Shares are no longer traded on a securities exchange or automated or electronic quotation system, then the Board of Directors shall determine the Class B Floating Share Settlement in good faith.

t. “Fixed Shares” means the Class E subordinate voting shares of Acreage to be created pursuant to the Amended Plan of Arrangement, each entitling the holder thereof to one vote per share at shareholder meetings of Acreage, and any securities into which they may be converted.

u. “Floating Share Acquisition” means the acquisition by Canopy USA of the Floating Shares pursuant to the Floating Share Arrangement Agreement.

v. “Floating Share Arrangement Agreement” means that certain arrangement agreement by and between Pubco, Canopy USA and Acreage dated as of _________, 2022.

w. “Floating Share Plan of Arrangement” means the plan of arrangement attached as Schedule A to the Floating Share Arrangement Agreement.

x. “Floating Shares” means the Class D subordinate voting shares of Acreage created pursuant to the Amended Plan of Arrangement, each entitling the holder to one vote per share at shareholder meetings of Acreage, and any capital securities into which they may be converted.

y. “Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

z. “HSCP” means High Street Capital Partners, LLC, d/b/a Acreage Holdings, a Delaware limited liability company.

aa. “HSCP A&R Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of HSCP, dated as of the Effective Time.

bb. “Permitted Transfer” means a transfer pursuant to (i) a Redemption in accordance with Article III(C)2 hereof; (ii) a transfer by a shareholder to Pubco or any of its subsidiaries including the Corporation; (iii) a transfer by any shareholder to such shareholder’s spouse, any lineal ascendants or descendants or trusts or other entities in which such shareholder or shareholder’s spouse, lineal ascendants or descendants hold (and continue to hold while such trusts or other entities hold Class A Voting Common Shares or Class B Non-Voting Common Shares) 50% or more of such entity’s beneficial interests; (iv) the laws of descent and distribution; (v) a transfer to a partner, shareholder, member or affiliated investment fund of such shareholder; or (vi) a transfer to any other shareholder of the Corporation.

cc. “Pubco” means Canopy Growth Corporation, a corporation existing under the laws of Canada, together with its successors and assigns.

dd. “Pubco Shares” means the common shares of Pubco, as authorized in the constating documents of Pubco.

ee. “Redeemed Shares Equivalent” means the sum of (a) the Class B Fixed Share Settlement multiplied by the Class B Fixed Share Redemption Price, plus (b) the Class B Floating Share Settlement multiplied by the Class B Floating Share Redemption Price.

ff. “Share Settlement” means a number of Pubco Shares equal to (x) the Class B Fixed Share Settlement, plus (y) the Class B Floating Share Settlement multiplied by the Class B Floating Ratio. If the Pubco Shares are no longer traded on a securities exchange or automated or electronic quotation system, then the Board of Directors shall determine the Share Settlement in good faith.

gg. “Trading Day” means a day on which the principal securities exchange on which either the Acreage Shares or Pubco Shares, as applicable, are traded or quoted is open for the transaction of business (unless such trading shall have been suspended for the entire day).

ARTICLE IV

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities of each class, the number of shares or securities of such class required to be available for issuance pursuant to these Restated Articles; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such issuance by delivery of Class A Voting Common Shares or Class B Non-Voting Common Shares which are held in the treasury of the Corporation.

ARTICLE V

These Restated Articles may be amended or modified with the consent of the Board of Directors, the written consent or affirmative vote of the holders of a majority of the then outstanding Common Shares, and Kevin Murphy for so long as Kevin Murphy retains such consent right under the HSCP A&R Agreement.

ARTICLE VI

No holder of any of the shares now or hereafter issued by the Corporation may transfer, and the Corporation shall not register the transfer of, any interest (legal or beneficial) in any shares of the Corporation, whether by sale, transfer, assignment, pledge, encumbrance, gift, bequest, appointment or otherwise, whether with or without consideration and whether voluntary or involuntary or by operation of law, without the prior written consent of the Board of Directors, which consent may not be unreasonably withheld, except as a Permitted Transfer. Without limiting the generality of the forgoing, the Board of Directors may withhold its consent to a transfer in instances where a proposed transfer would violate applicable law, including securities laws.

ARTICLE VII

The Corporation’s mailing address is 366 Madison Avenue, 11th Floor, New York, NY 10017.

ARTICLE VIII

The name of the Corporation’s agent for service of process is Cogency Global Inc. and is located at the Nevada address of 321 W. Winnie Lane #104, Carson City, NV 89703. Any notices required by the NRS to be sent to the Corporation may be sent to the registered agent at the above address until the principal office of the Corporation has been designated in an annual report.

ARTICLE IX

No holder of any of the shares now or hereafter issued by the Corporation is entitled as a matter of right to subscribe for or acquire any part of the unissued or treasury shares of the Corporation of any class whatsoever or to subscribe for or acquire any additional shares, whether common, preferred, or of any other class, to be issued by reason of any increase in the authorized capital of the Corporation, or to subscribe for or acquire any securities convertible into such shares or carrying a right to subscribe to or acquire such shares. Any and all such unissued shares, treasury shares, such additional authorized issue of new shares and such securities convertible into or carrying a right to subscribe for or acquire shares may be issued, allotted, and disposed of to such persons and for such lawful consideration and upon such terms as the Board of Directors may deem advisable and in the best interests of the Corporation.

ARTICLE X

(A) Limitation of Director Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

(B) Indemnification of Agents. This Corporation is authorized to provide indemnification of its directors, officers, employees or agents to the fullest extent permitted under Chapter 78, Section 7502 of the NRS and in accordance with Chapter 78, Section 751 of the NRS.

(C) Subsequent Amendment. No amendment, termination or repeal of this article or relevant provisions of the NRS or any other applicable laws shall affect or diminish in any way the rights of any director, officer, employee or agent to indemnification under the provisions hereof in connection with any action or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(D) Subsequent Legislation. If the NRS or any other applicable law is amended after approval by the shareholders of this article to further expand the indemnification permitted to directors or officers of the Corporation, then the Corporation shall indemnify such person to the fullest extent permissible under the NRS or other applicable law, as so amended.

ARTICLE XI

The effective date and time of filing is __________, 20__ at 17:00 Las Vegas time (the “Effective Time”).

The undersigned authorized officer of the Corporation has executed these Third Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this ___ day of ____, 20__.

By:
Name:
Title: Secretary